Exhibit 2.1
FORM OF
SEPARATION AND DISTRIBUTION AGREEMENT
AMONG
CADBURY PLC,
CADBURY SCHWEPPES PLC
AND
DR PEPPER SNAPPLE GROUP, INC.
Dated as of [_______], 2008

i

ii

Page
Section 12.08	Parties in Interest	52
Section 12.09	Currency	52
Section 12.10	Tax Matters	52
Section 12.11	Employee Matters	53
Section 12.12	Governing Law	53
Section 12.13	Waiver of Jury Trial	53
Section 12.14	Survival of Covenants	53
Section 12.15	Counterparts	53

SCHEDULES

Schedule 1.01(a)	AsiaPac Territory
Schedule 1.01(b)	Beverages Assets
Schedule 1.01(c)	Beverages Balance Sheet
Schedule 1.01(d)	Beverages Liabilities
Schedule 1.01(e)	Beverages Litigation Matters
Schedule 1.01(f)	Beverages Policies
Schedule 1.01(g)	Beverages Shared Policies
Schedule 1.01(h)	Cadbury plc Assets
Schedule 1.01(i)	Cadbury plc Balance Sheet
Schedule 1.01(j)	Cadbury plc Entities
Schedule 1.01(k)	Cadbury plc Liabilities
Schedule 1.01(l)	Cadbury plc Litigation Matters
Schedule 1.01(m)	Continuing Arrangements
Schedule 1.01(n)	DPS Entities
Schedule 1.01(o)	DPS Transaction Costs
Schedule 1.01(p)	Intercompany Balances
Schedule 1.01(q)	Territory
Schedule 2.01(a)	Transfer of Assets
Schedule 2.01(c)	Shared Contracts
Schedule 2.07(a)	DPS Guarantees and Obligations
Schedule 2.07(d)	Cadbury plc Guarantees and Obligations
Schedule 8.10(c)(i)	Cadbury plc Claims
Schedule 8.10(c)(ii)	Beverages Claims
Schedule 8.10(c)(iii)	Joint Cadbury plc and Beverages Claims

EXHIBITS

Exhibit 1.01(a)	Form of Employee Matters Agreement
Exhibit 1.01(b)	Form of Tax Sharing Agreement
Exhibit 1.01(c)	Form of Transition Services Agreement
Exhibit 4.06	Form of Letter of Consent to Reduction
Exhibit 6.06(a)	Form of Know-How Agreement
Exhibit 6.07	Form of Domain Names Agreement

iii

SEPARATION AND DISTRIBUTION AGREEMENT
          SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), dated as of [___], 2008, among Cadbury Schweppes plc, a United Kingdom public limited company incorporated in England and Wales with registered number 0052457 and whose registered office is at 25 Berkeley Square, London W1J 6HB (“CS”), Dr Pepper Snapple Group, Inc., a Delaware corporation (“DPS”) and, solely for the purposes of Sections 4.01(a) and (b) and Section 5.03, Cadbury plc, a United Kingdom public limited company incorporated in England and Wales with registered number 06497379 and whose registered office is at 25 Berkeley Square, London W1J 6HB. Each of CS and DPS is sometimes referred to herein as a “Party” and together, as the “Parties”.
          WHEREAS, CS, directly and through its various Subsidiaries, is engaged in the Cadbury plc Business and the Beverages Business;
          WHEREAS, the board of directors of CS has determined that it is in the best interests of CS and its shareholders to separate CS into two separate, publicly traded companies, which shall operate the Cadbury plc Business and the Beverages Business, respectively;
          WHEREAS, for U.S. federal income tax purposes, the separation and certain related transactions are intended to qualify as a tax-free transaction under Sections 355 and 368 of the Internal Revenue Code of 1986, as amended;
          WHEREAS, in order to effect such separation, the board of directors of CS has determined, among other things, that it is in the best interests of CS and its shareholders to enter into transactions pursuant to which (i) CS will become a wholly-owned subsidiary of Cadbury plc; (ii) CS and/or one or more members of the Cadbury plc Group will, collectively, retain or acquire beneficial ownership of all of the Cadbury plc Assets and Assume all of the Cadbury plc Liabilities and DPS and/or one or more members of the DPS Group will, collectively, retain or acquire beneficial ownership of all of the Beverages Assets and Assume all of the Beverages Liabilities; and (iii) DPS will distribute to the holders of Cadbury plc Beverages Shares on a pro rata basis (in each case without consideration being paid by such shareholders) all of the outstanding shares of common stock, par value $0.01 per share, of DPS (the “DPS Common Stock”) (such transactions as they may be amended or modified from time to time, collectively, the “Plan of Separation”); and
          WHEREAS, CS and DPS have determined that it is necessary and desirable to set forth the agreements that will effect the Plan of Separation and to set forth certain other agreements that will govern certain other matters following the Demerger Effective Time;
          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, CS and DPS hereby agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATION
          Section 1.01 Certain Defined Terms. For purposes of this Agreement:
          “Action” shall mean any demand, action, claim, suit, countersuit, arbitration,

inquiry, subpoena, proceeding or investigation by or before any Governmental Entity or any arbitration or mediation tribunal.
          “Affiliate” shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For the purposes of this definition, “control”, when used with respect to any specified Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise.
          “Ancillary Agreements” shall mean the Transfer Documents, the Transition Services Agreement, the Tax Sharing Agreement, the Employee Matters Agreement, the Domain Names Agreement and the Know-How Agreement.
          “AsiaPac Territory” shall mean the countries as set forth in Schedule 1.01(a).
          “Assets” shall mean all assets, properties, claims and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case, whether or not recorded or reflected or required to be recorded or reflected on the Records or financial statements of any Person, including the following:
     (i) all accounting and other legal and business books, records, ledgers and files, whether printed, electronic or written;
     (ii) all apparatuses, computers and other electronic data processing and communications equipment, fixtures, machinery, equipment, furniture, office equipment, automobiles, trucks, aircraft and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property;
     (iii) all inventories of products, goods, materials, parts, raw materials, packaging, ingredients and supplies, in each case, whether finished or in process;
     (iv) all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;
     (v) (A) all interests in any capital stock or other equity interests of any Subsidiary or any other Person, (B) all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, and (C) all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person;
     (vi) all Contracts, including license Contracts, leases of personal property, open purchase orders for raw materials, packaging, ingredients, supplies, parts or services, unfilled orders for the manufacture and sale of products and other Contracts or commitments;
     (vii) all deposits, letters of credit and performance and surety bonds;

          (viii) all written (including in electronic form) technical information, data, specifications, research and development information, engineering drawings and specifications, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties;
          (ix) all Intellectual Property;
          (x) all Software;
          (xi) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product data and literature, artwork, design, development and business process files and data, vendor and customer drawings, specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;
          (xii) all prepaid expenses, trade accounts and other accounts and notes receivables;
          (xiii) all claims, rights or benefits against any Person or pursuant to any Action, choses in action or similar rights, whether accrued or contingent;
          (xiv) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;
          (xv) all licenses, permits, approvals and authorizations which have been issued by any Governmental Entity;
          (xvi) all cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements; and
          (xvii) all interest rate, currency, commodity or other swap, collar, cap or other hedging or similar Contracts or arrangements.
          “Beverages Assets” shall mean:
          (i) the ownership interests in those Business Entities that are included in the definition of the DPS Group and all of the Assets owned or held by such Business Entities (other than any Assets that constitute Cadbury plc Assets);
          (ii) all Beverages Contracts and any rights or claims arising thereunder;
          (iii) any rights or claims or contingent rights or claims primarily relating to or arising from the Beverages Business;
          (iv) any and all Assets reflected on the Beverages Balance Sheet or the accounting records supporting such balance sheet and any Assets acquired by or for DPS or any member of the DPS Group subsequent to the date of such balance sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any dispositions of any of such Assets subsequent to the date of such balance sheet;
     (v) subject to ARTICLE IX, any rights of any member of the DPS Group under any Policies, including any rights thereunder arising after the Distribution Date in respect of any Policies that are occurrence policies;
     (vi) all Beverages Claims and, to the extent relating to the Beverages Business, Joint Cadbury plc and Beverages Claims; and
     (vii) the Assets set forth in Schedule 1.01(b) and any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets which have been or are to be Transferred to DPS or any other member of the DPS Group.
          Notwithstanding the foregoing, the Beverages Assets shall not include any Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or Transferred to any member of the Cadbury plc Group.
          “Beverages Balance Sheet” shall mean the combined balance sheet of the DPS Group, including the notes thereto, as of December 31, 2007, prepared to give effect to the Transactions contemplated hereby, as set forth in Schedule 1.01(c); provided that to the extent any Assets or Liabilities are Transferred by CS or any member of the Cadbury plc Group to DPS or any member of the DPS Group or vice versa in connection with the Plan of Separation and on or prior to the Distribution Date, such Assets and/or Liabilities shall be deemed to be included or excluded from the Beverages Balance Sheet, as the case may be.
          “Beverages Business” shall mean the business of (i) manufacturing, distributing, selling, marketing and promoting carbonated and non-carbonated beverages and other food products throughout the Territory bearing brands owned by or licensed to a member of the DPS Group and (ii) licensing brands owned by or licensed to a member of the DPS Group, including for use with confectionery and other products, to the extent permitted, in the Territory.
          “Beverages Contracts” shall mean the following Contracts to which any member of the Cadbury plc Group or any member of the DPS Group is a party or by which any member of the Cadbury plc Group or any member of the DPS Group or any of their respective Assets is bound, whether or not in writing:
     (i) any Contract that relates primarily to the Beverages Business;
     (ii) any Contract or part thereof that is otherwise expressly contemplated pursuant to this Agreement (including pursuant to Section 2.01(c)) or any of the Ancillary Agreements to be assigned to any member of the DPS Group; and
     (iii) any Beverages IP Agreement.
          “Beverages Indemnitees” shall mean each member of the DPS Group and each of their directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing, other than the Cadbury plc Indemnitees.

          “Beverages Intellectual Property” shall mean the Beverages Owned Intellectual Property and the Beverages Licensed Intellectual Property.
          “Beverages IP Agreements” shall mean all licenses of Intellectual Property (i) from any member of the DPS Group to any other Person and (ii) to any member of the DPS Group from any other Person.
          “Beverages Liabilities” shall mean:
     (i) any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto, including Schedule 1.01(d) hereto) as Liabilities to be Assumed by any member of the DPS Group, and all obligations and Liabilities expressly Assumed by any member of the DPS Group under this Agreement or any of the Ancillary Agreements;
     (ii) any Liabilities to the extent relating to, arising out of or resulting from:
     (A) the operation or conduct of the Beverages Business prior to, on or after the Demerger Effective Time (including any such Liability to the extent relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) with respect to the Beverages Business);
     (B) the operation or conduct of any business conducted by any member of the DPS Group at any time after the Demerger Effective Time (including any such Liability to the extent relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) with respect to the Beverages Business);
     (C) any Beverages Assets, whether arising before, on or after the Demerger Effective Time;
     (D) any terminated or divested Business Entity, business or operation formerly and primarily owned or managed by or associated with DPS or any Beverages Business;
     (E) any indebtedness (including debt securities and asset-backed debt) of any member of the DPS Group or indebtedness (regardless of the issuer of such indebtedness) exclusively relating to the Beverages Business or any indebtedness (regardless of the issuer of such indebtedness) secured exclusively by any of the Beverages Assets (including any Liabilities relating to, arising out of or resulting from a claim by a holder of any such indebtedness, in its capacity as such); and
     (F) any Beverages Litigation Matter, Future Beverages Litigation Matter and, to the extent relating to the Beverages Business, any Future Joint Litigation Matter; and

     (iii) all Liabilities reflected as liabilities or obligations on the Beverages Balance Sheet or the accounting records supporting such balance sheet, and all Liabilities arising or Assumed after the date of such balance sheet which, had they arisen or been Assumed on or before such date and been retained as of such date, would have been reflected on such balance sheet or such records if prepared on a consistent basis, subject to any discharge of such Liabilities subsequent to the date of the Beverages Balance Sheet.
          Notwithstanding anything to the contrary herein, the Beverages Liabilities shall not include any Cadbury plc Liabilities.
          “Beverages Licensed Intellectual Property” shall mean all Intellectual Property that a member of the DPS Group is licensed to use pursuant to the Beverages IP Agreements.
          “Beverages Litigation Matters” means the Actions set forth in Schedule 1.01(e) hereto and any other Actions related to the Beverages Assets or Beverages Liabilities commenced on or before the Distribution Date.
          “Beverages Owned Intellectual Property” shall mean all Intellectual Property owned by a member of the DPS Group.
          “Beverages Policies” shall mean the Policies, current or past, that are owned or maintained by or on behalf of any member of the Cadbury plc Group or any member of the DPS Group, which relate exclusively to the Beverages Business and are either maintained by DPS or a member of the DPS Group or assignable to DPS or a member of the DPS Group, as set forth in Schedule 1.01(f).
          “Beverages Shared Policies” shall mean the Policies, current or past, that are owned or maintained by or on behalf of any member of the Cadbury plc Group or any member of the DPS Group which relate to the Beverages Business, other than Beverages Policies, as set forth in Schedule 1.01(g).
          “Beverages Shared Policy Insured Claims” shall mean those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Beverages Shared Policies, whether or not subject to deductibles, co-insurance, uncollectibility or retrospectively-rated premium adjustments.
          “Business Day” shall mean any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in The City of New York, United States or London, England.
          “Business Entity” shall mean any Person (other than a natural person) which may legally hold title to Assets.
          “Cadbury plc Assets” shall mean:
     (i) the ownership interests in those Business Entities that are included in the definition of the Cadbury plc Group and all of the Assets owned or held by such Business Entities (other than any Assets that constitute Beverages Assets);
     (ii) all Cadbury plc Contracts and any rights or claims arising thereunder;
     (iii) any rights or claims or contingent rights or claims primarily relating to or arising from the Cadbury plc Business;

     (iv) any and all Assets reflected on the Cadbury plc Balance Sheet or the accounting records supporting such balance sheet and any Assets acquired by or for CS or any member of the Cadbury plc Group subsequent to the date of such balance sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any dispositions of any of such Assets subsequent to the date of such balance sheet;
     (v) subject to ARTICLE IX, any rights of any member of the Cadbury plc Group under any Policies, including any rights thereunder arising after the Distribution Date in respect of any Policies that are occurrence policies;
     (vi) all Cadbury plc Claims and, to the extent relating to the Cadbury plc Business, Joint Cadbury plc and Beverages Claims; and
     (vii) the Assets set forth in Schedule 1.01(h) and any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets which have been or are to be Transferred to CS or any other member of the Cadbury plc Group.
          Notwithstanding the foregoing, the Cadbury plc Assets shall not include any Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or Transferred to any member of the DPS Group.
          “Cadbury plc Balance Sheet” shall mean the unaudited pro forma statement of net assets of the Cadbury plc Group, as of December 31, 2007, prepared to give effect to the transactions contemplated hereby, including the notes thereto, as set forth in Schedule 1.01(i); provided that to the extent any Assets or Liabilities are Transferred by DPS or any member of the DPS Group to CS or any member of the Cadbury plc Group or vice versa in connection with the Plan of Separation and on or prior to the Distribution Date, such assets and/or liabilities shall be deemed to be included or excluded from the Cadbury plc Balance Sheet, as the case may be.
          “Cadbury plc Beverages Shares” shall mean the issued and outstanding shares of 500 pence each of Cadbury plc.
          “Cadbury plc Business” shall mean the business of manufacturing, distributing, selling, marketing and promoting (i) confectionery and other food products throughout the world and (ii) carbonated and non-carbonated beverages outside of the Territory.
          “Cadbury plc Contracts” shall mean the following Contracts to which CS or any of its Affiliates is a party as of the date hereof or by which it or any of its Affiliates as of the date hereof or any of their respective Assets is bound, whether or not in writing:
     (i) any Contract that relates primarily to the Cadbury plc Business; and
     (ii) any Contract or part thereof that is otherwise expressly contemplated pursuant to this Agreement (including pursuant to Section 2.01(c)) or any of the Ancillary Agreements to be assigned to any member of the Cadbury plc Group.

          “Cadbury plc Group” shall mean Cadbury plc and each Business Entity that is a Subsidiary of Cadbury plc immediately after the Demerger Effective Time, and each Business Entity that becomes a Subsidiary of Cadbury plc after the Demerger Effective Time, which shall include those entities identified as such in Schedule 1.01(j).
          “Cadbury plc Indemnitees” shall mean each member of the Cadbury plc Group and each of their respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing, other than the Beverages Indemnitees.
          “Cadbury plc Liabilities” shall mean:
     (i) any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto, including Schedule 1.01(k) hereto) as Liabilities to be Assumed by any member of the Cadbury plc Group, and all obligations and Liabilities expressly Assumed by any member of the Cadbury plc Group under this Agreement or any of the Ancillary Agreements;
     (ii) any and all Liabilities to the extent relating to, arising out of or resulting from:
     (A) the operation or conduct of the Cadbury plc Business prior to, on or after the Demerger Effective Time (including any such Liability to the extent relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) with respect to the Cadbury plc Business);
     (B) the operation or conduct of any business conducted by any member of the Cadbury plc Group at any time after the Demerger Effective Time (including any such Liability to the extent relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) with respect to the Cadbury plc Business);
     (C) any Cadbury plc Assets, whether arising before, on or after the Demerger Effective Time;
     (D) any terminated or divested Business Entity, business or operation formerly and primarily owned or managed by or associated with CS or any Cadbury plc Business;
     (E) any indebtedness (including debt securities and asset-backed debt) of any member of the Cadbury plc Group or indebtedness (regardless of the issuer of such indebtedness) exclusively relating to the Cadbury plc Business or any indebtedness (regardless of the issuer of such indebtedness) secured exclusively by any of the Cadbury plc Assets (including any Liabilities relating to, arising out of or resulting from a claim by a holder of any such indebtedness, in its capacity as such); and

     (F) any Cadbury plc Litigation Matter, any Future Cadbury plc Litigation Matter and, to the extent relating to the Cadbury plc Business, any Future Joint Litigation Matter; and
     (iii) all Liabilities reflected as liabilities or obligations on the Cadbury plc Balance Sheet or the accounting records supporting such balance sheet, and all Liabilities arising or Assumed after the date of such balance sheet which, had they arisen or been Assumed on or before such date and been retained as of such date, would have been reflected on such balance sheet or such records if prepared on a consistent basis, subject to any discharge of such Liabilities subsequent to the date of the Cadbury plc Balance Sheet.
          Notwithstanding anything to the contrary herein, the Cadbury plc Liabilities shall not include any Beverages Liabilities.
          “Cadbury plc Litigation Matters” means the Actions set forth in Schedule 1.01(l) hereto and any other Actions related to the Cadbury plc Assets or Cadbury plc Liabilities commenced on or before the Distribution Date.
          “Cadbury plc Ordinary Shares” shall mean the issued and outstanding ordinary shares of 500 pence each of Cadbury plc.
          “Circular” shall mean the circular sent to holders of CS Ordinary Shares containing details of the Plan of Separation.
          “Claims Administration” shall mean the processing of claims made under the Beverages Shared Policies, including the reporting of claims to the insurance carriers, management and defense of claims and providing for appropriate releases upon settlement of claims.
          “Confidential Information” shall mean confidential or proprietary Information concerning a Party and/or its Subsidiaries which, prior to or following the Demerger Effective Time, has been disclosed by a Party or its Subsidiaries to another Party or its Subsidiaries, in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other Party or its Subsidiaries, including pursuant to the provisions of Section 8.01, 8.02 or 8.03 or any other provision of this Agreement (except to the extent that such Information can be shown to have been (i) in the public domain through no fault of such Party or its Subsidiaries or (ii) lawfully acquired from other sources by such Party or its Subsidiaries to which it was furnished; provided, however, in the case of clause (ii) that, to the furnished Party’s knowledge, such sources did not provide such Information in breach of any confidentiality obligations).
          “Consents” shall mean any consents, waivers or approvals from, or notification requirements to, any Person other than a Governmental Entity, in each case, in connection with the Plan of Separation.
          “Continuing Arrangements” shall mean those arrangements set forth in Schedule 1.01(m) and such other commercial arrangements among the Parties that are intended to survive and continue following the Demerger Effective Time.

          “Contract” shall mean any agreement, contract, obligation, indenture, instrument, lease, arrangement, commitment or undertaking (whether written or oral and whether express or implied).
          “CS ADRs” shall mean the American Depositary Receipts evidencing the American depository shares representing CS Ordinary Shares.
          “CS Ordinary Shares” shall mean the issued and outstanding ordinary shares of 12.5 pence each of CS.
          “Demerger Effective Time” shall mean the time at which the Plan of Separation becomes effective, expected to be at or around 2:30 p.m. British Summer Time on May 7, 2008 or such other time as the Court Order is registered.
          “Disclosure Documents” shall mean any registration statement or other document (including the Form 10 and the Prospectus) filed with the SEC or the FSA by or on behalf of any Party or any of its controlled Affiliates in connection with the Plan of Separation, and also includes any information statement, prospectus, offering memorandum, offering circular (including the Circular and any franchise offering circular or any similar disclosure statement), or similar disclosure document, whether or not filed with the SEC or the FSA or any other Governmental Entity related to the Plan of Separation, which offers for sale or registers the Transfer or distribution of any security of such Party or any of its controlled Affiliates.
          “Distribution” shall mean the distribution by DPS on the Distribution Date to holders of record of shares of Cadbury plc Beverages Shares as of the Distribution Record Date of the issued and outstanding DPS Common Stock on the basis of 12 shares of DPS Common Stock for every 36 outstanding Cadbury plc Beverages Shares.
          “Distribution Date” shall mean the date which DPS distributes all of the issued and outstanding shares of DPS Common Stock to the holders of Cadbury plc Beverages Shares.
          “Distribution Record Date” shall mean 6:00 p.m. Greenwich Mean Time or British Summer Time, as applicable to the time of year, on the Business Day immediately preceding the date on which the Court Order is registered by the UK Registrar of Companies at Companies House.
          “DPS Group” shall mean DPS and each Business Entity that is a Subsidiary of DPS immediately after the Demerger Effective Time, and each Business Entity that becomes a Subsidiary of DPS after the Demerger Effective Time, which shall include those entities identified as such in Schedule 1.01(n).
          “DPS Transaction Costs” shall mean the categories of out-of-pocket transaction costs and expenses incurred by CS, DPS or any member of their respective Groups in connection with the Plan of Separation set forth in Schedule 1.01(o).
          “Employee Matters Agreement” shall mean the Employee Matters Agreement among CS and DPS and, solely for certain limited sections therein, Cadbury plc, substantially in the form of attached hereto as Exhibit 1.01(a).

          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, all as the same shall be in effect at the time that reference is made thereto.
          “Form 10” shall mean the registration statement on Form 10 filed by DPS with the SEC in connection with the Distribution, and all amendments and supplements thereto.
          “FSA” shall mean the UK Financial Services Authority.
          “Governmental Approvals” shall mean any notice or report to be submitted to, or other filing to be made with, or any consent, registration, approval, permit or authorization to be obtained from, any Governmental Entity, in each case in connection with the Plan of Separation.
          “Governmental Entity” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, department, board, bureau or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof.
          “Group” shall mean the Cadbury plc Group or the DPS Group, as the context may require.
          “Indemnifiable Loss” shall mean any and all damages, losses, Liabilities, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), excluding special, consequential, indirect, punitive damages (other than special, consequential, indirect and/or punitive damages awarded to any third party against an indemnified party) and excluding Taxes. In addition, an “Indemnifiable Loss” shall not include any non-cash costs or charges, except to the extent such non-cash costs or charges result in a cash payment by the applicable Indemnitee.
          “Information” shall mean all information, whether or not patentable or copyrightable, in written, oral, electronic, visual or other tangible or intangible form, stored in any medium, including studies, reports, Records, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other Software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), communications and materials otherwise related to or made or prepared in connection with or in preparation for any legal proceeding, and other technical, financial, employee or business information or data.
          “Information Statement” shall mean the Information Statement attached as an exhibit to the Form 10 sent to the holders of CS Ordinary Shares in connection with the Distribution, including any amendment or supplement thereto.

          “Insurance Administration” shall mean, with respect to each Beverages Shared Policy, the accounting for premiums, retrospectively-rated premiums, defense costs, indemnity payments, deductibles and retentions, as appropriate, under the terms and conditions of each of the Beverages Shared Policies; and the reporting to excess insurance carriers of any losses or claims which may cause the per-occurrence, per claim or aggregate limits of any Beverages Shared Policy to be exceeded, and the distribution of Insurance Proceeds as contemplated by this Agreement.
          “Insurance Proceeds” shall mean those monies (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of an insured, in either case net of any applicable premium adjustment, retrospectively-rated premium, deductible, retention, or cost of reserve paid or held by or for the benefit of such insured.
          “Intellectual Property” shall mean (i) patents and patent applications; (ii) Trademarks; (iii) copyrights and design rights, including registrations and applications for registration thereof; (iv) database rights; and (v) confidential and proprietary information, including trade secrets and know-how.
          “Intercompany Balances” shall mean the intercompany accounts receivable, accounts payable, loans and corporate cross-charges (other than current intercompany accounts receivables and accounts payable arising out of the ordinary course of business or any balances outstanding under any Continuing Arrangement), including the interest accrued thereon as of the date hereof, between any member of the DPS Group, on the one hand, and any member of the Cadbury plc Group, on the other hand, set forth in Schedule 1.01(p).
          “Law” shall mean any applicable U.S., English or other federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).
          “Liabilities” shall mean any and all debts, liabilities, costs, expenses and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, reserved or unreserved, or determined or determinable, including those arising under any Law, Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity and those arising under any Contract or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto.
          “Listing Rules” shall mean the Listing Rules of the UKLA.
          “London Stock Exchange” shall mean the London Stock Exchange plc.
          “NYSE” shall mean the New York Stock Exchange.
          “Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.
          “Policies” shall mean insurance policies and insurance Contracts of any kind (other than life and benefits policies or Contracts), including primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, property and casualty, workers’ compensation and employee dishonesty insurance policies, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.
          “Prospectus” shall mean the prospectus issued by Cadbury plc in relation to the admission by the UKLA of the Cadbury plc Ordinary Shares and the admission of the Cadbury plc Ordinary Shares to trading on the main market for listed securities of the London Stock Exchange, prepared, published and approved by, and filed with, the FSA in accordance with the Prospectus Rules.
          “Prospectus Rules” shall mean the Prospectus Rules of the FSA made under section 73A of the Financial Services and Markets Act 2000, as amended.
          “Records” shall mean any Contracts, documents, books, records or files.
          “Scheme” shall mean the scheme of arrangement under Section 425 of the Companies Act 1985 between CS and the CS shareholders, with or subject to any modification, addition or condition approved or imposed by the Court pursuant to which the CS Ordinary Shares will be cancelled, CS will become a wholly-owned subsidiary of Cadbury plc and each holder of CS Ordinary Shares will be entitled to receive 64 Cadbury plc Ordinary Shares and 36 Cadbury plc Beverages Shares for every 100 CS Ordinary Shares that such holder holds as of the Scheme Record Date.
          “Scheme Record Date” shall mean 6:00 p.m. Greenwich Mean Time or British Summer Time, as applicable to the time of year, on the date of the Court hearing to confirm the reduction of capital of CS provided under the Scheme.
          “SEC” shall mean the United States Securities and Exchange Commission or any successor agency.
          “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time that reference is made thereto.
          “Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever, excluding (i) restrictions on transfer under securities Laws and (ii) licenses of Intellectual Property.

          “Software” shall mean all computer programs, applications and code (including source code and object code), and all media and documentation (including user manuals and training materials) relating to or embodying any of the foregoing or on which any of the foregoing are recorded.
          “Subsidiary” shall mean, with respect to any Person, (i) a corporation, 50% or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (ii) any other partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity in which such Person, directly or indirectly, owns 50% or more of the equity economic interest thereof or has the power to elect or direct the election of 50% or more of the members of the governing body of such entity or otherwise has control over such entity (e.g., as the managing partner of a partnership).
          “Tax” shall have the meaning set forth in the Tax Sharing Agreement.
          “Tax Return” shall have the meaning set forth in the Tax Sharing Agreement.
          “Tax Sharing Agreement” shall mean the Tax Sharing and Indemnification Agreement among CS and DPS and, solely for certain limited sections therein, Cadbury plc, substantially in the form attached hereto as Exhibit 1.01(b).
          “Territory” shall mean the countries listed across from the brands owned by or licensed to a member of the DPS Group as of the Distribution Date or otherwise Transferred to a member of the DPS Group after the Distribution Date pursuant to Section 2.04, as set forth in Schedule 1.01(q). For the avoidance of doubt, the Territory is specific as to each brand identified in Schedule 1.01(q).
          “Trademarks” means trademarks, service marks, trade names, trade dress and Internet domain names, and registrations and applications for registration thereof, together with the goodwill associated therewith.
          “Transaction Costs” shall mean all out-of-pocket costs and expenses incurred by CS, DPS or any member of their respective Groups in connection with the Plan of Separation other than the DPS Transaction Costs.
          “Transfer Agent” shall mean Computershare Trust Company, N.A.
          “Transfer Documents” shall mean, collectively, the various Contracts and other documents heretofore entered into and to be entered into to effect the Transfer of Assets and the Assumption of Liabilities in the manner contemplated by this Agreement and the Plan of Separation, or otherwise relating to, arising out of or resulting from the transactions contemplated by this Agreement, which shall be, as applicable, in such form or forms as the applicable Parties thereto agree.

          “Transition Services Agreement” shall mean the Transition Services Agreement between CS and DPS, substantially in the form attached hereto as Exhibit 1.01(c).
          “UK” shall mean the United Kingdom of Great Britain and Northern Ireland.
          “UKLA” shall mean the FSA acting in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000, as amended.
     The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
“Agreement”	Preamble
“Agreement Disputes”	10.01
“American Samoa Business”	6.02	(d)
“AsiaPac Licensed Intellectual Property	6.04	(c)
“Assume” or “Assumed”	2.02
“Audited Party”	5.02	(d)
“Beverages Claims”	8.10	(c)
“Beverages Names and Marks”	6.02	(a)
“Cadbury Names and Marks”	6.01	(a)
“Cadbury plc Claims”	8.10	(c)
“Corporate Name”	6.01	(b)
“Court”	4.01	(a)
“Court Order”	4.01	(b)
“CS”	Recitals
“Domain Names Agreement”	6.06
“DPS”	Preamble
“DPS Common Stock”	Recitals
“DPS Licensed Intellectual Property	6.04	(b)
“Escalation Notice”	10.02	(a)
“Existing Stock”	6.01	(c)
“Future Beverages Litigation Matter”	8.10(b)(ii)
“Future Cadbury plc Litigation Matter”	8.10	(b)(i)
“Future Joint Litigation Matters”	8.10(b)(iii)
“Improvements”	6.04	(b)
“Indemnifying Party”	7.04	(b)
“Indemnitee”	7.04	(b)
“Indemnity Payment”	7.06	(a)
“Interim Financial Statements”	5.02	(c)
“Internal Control Audit and Management Assessments”	5.02	(b)
“Know-How Agreement”	6.05	(a)
“Joint Cadbury plc and Beverages Claims”	8.10	(c)
“Memorabilia”	6.03
“Other Party’s Auditors”	5.02	(b)
“Party”	Preamble
“Plan of Separation”	Recitals

Definition	Location
“Reduction”	4.01	(a)
“Shared Contract”	2.01	(c)(i)
“Third Party Claim”	7.04	(b)
“Third Party Proceeds”	7.06	(a)
“Transfer”	2.01	(a)(i)
          Section 1.02 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:
     (a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;
     (b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
     (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;
     (d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
     (e) all terms defined in this Agreement have the defined meanings when used in any Ancillary Agreement, or any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;
     (f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; and
     (g) references to a Person are also to its successors and permitted assigns.
ARTICLE II
THE SEPARATION
          Section 2.01 Transfer of Assets.
          (a) On or prior to the Demerger Effective Time and to the extent not already completed:
     (i) CS shall, on behalf of itself and the members of the Cadbury plc Group, as applicable, transfer, contribute, assign and convey or cause to be transferred, contributed, assigned and conveyed (“Transfer”) to DPS or another member of the DPS Group all of its and its Subsidiaries’ right, title and interest, if any and to the extent of such right, title and interest, in and to the Beverages Assets owned or held by a member of the Cadbury plc Group as of the Distribution Date, including taking the actions necessary to consummate the transactions set forth in Schedule 2.01(a); and
     (ii) DPS shall, on behalf of itself and the members of the DPS Group, as applicable, Transfer to CS or another member of the Cadbury plc Group all of its and its Subsidiaries’ right, title and interest, if any and to the extent of such right, title and interest, in and to the Cadbury plc Assets owned or held by a member of the DPS Group as of the Distribution Date, including taking the actions necessary to consummate the transactions set forth in Schedule 2.01(a).
          (b) Unless otherwise agreed to by the Parties, each of CS and DPS shall be entitled to designate the Business Entity within such Party’s respective Group to which any Assets are to be Transferred pursuant to this Section 2.01 or Section 2.04.
          (c) Without limiting the generality of the obligations set forth in Section 2.01(a) and 2.01(b):
     (i) Unless the Parties otherwise agree or the benefits of any Contract described in this Section are expressly conveyed to the applicable Party pursuant to an Ancillary Agreement, to the extent any Contract is (1) a Cadbury plc Asset but inures in part to the benefit or burden of any member of the DPS Group or (2) a Beverages Asset but inures in part to the benefit or burden of any member of the Cadbury plc Group, including those contracts listed in Schedule 2.01(c) (each, a “Shared Contract”), such Shared Contract shall be assigned in part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, on or after the Demerger Effective Time, so that each Party or the members of their respective Groups shall be entitled to the rights and benefits, and shall Assume the related portion of any Liabilities, inuring to their respective businesses; provided, however, that (x) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract (including any Policy) which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled) and (y) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended or if such assignment or amendment would impair the benefit the Parties thereto derive from such Shared Contract, the Parties shall, and shall cause each of their respective Subsidiaries to, take such other reasonable and permissible actions to cause a member of the DPS Group or the Cadbury plc Group, as the case may be, to receive the benefit of that portion of each Shared Contract that relates to the Beverages Business or the Cadbury plc Business (to the extent so related) as if such Shared Contract had been assigned to (or amended to allow) a member of the applicable Group pursuant to this Section 2.01 and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement) as if such Liabilities had been Assumed by a member of the applicable Group pursuant to this Section 2.01.
     (ii) Each of CS and DPS shall, and shall cause the respective members of its Group to, (A) treat for all Tax purposes the portion of each Shared

Contract inuring to its respective businesses as Assets owned by, and/or Liabilities of, as applicable, such Party not later than the Demerger Effective Time and (B) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (in the case of clauses (A) and (B), unless required by Tax Law or any other Law or the good faith resolution of a contest or other proceeding relating to Taxes).
     (iii) Nothing in this Section 2.01(c) shall require any member of any Group to make any payment (except to the extent advanced, Assumed or agreed in advance to be reimbursed by any member of the other Group), incur any obligation or grant any concession for the benefit of any member of any other Group in order to effect any transaction contemplated by this Section 2.01(c), in each case, other than an incidental payment, obligation or concession.
          Section 2.02 Assumption and Satisfaction of Liabilities. Except as otherwise specifically set forth in any Ancillary Agreement, from and after the Demerger Effective Time, (a) CS shall, or shall cause a member of the Cadbury plc Group to, accept, assume (or, as applicable, retain), perform, discharge and fulfill, in accordance with their respective terms (“Assume”), all of the Cadbury plc Liabilities and (b) DPS shall, or shall cause a member of the DPS Group to, Assume all the Beverages Liabilities, in each case, regardless of (i) when or where such Liabilities arose or arise, (ii) whether the facts upon which they are based occurred prior to, on or subsequent to the Demerger Effective Time, (iii) where or against whom such Liabilities are asserted or determined and (iv) whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Cadbury plc Group or the DPS Group, as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates.
          Section 2.03 Intercompany Balances.
          (a) All of the Intercompany Balances set forth on Schedule 1.01(p) shall, prior to or at the Demerger Effective Time, be repaid, settled or otherwise eliminated, by means of cash payments, a dividend, capital contribution, a combination of the foregoing or otherwise, as determined by CS.
          (b) Except as may be contemplated by this Agreement or any Ancillary Agreement and the transactions contemplated hereby and thereby, from [______], 2008 until the Distribution Date, DPS shall, and shall cause each member of the DPS Group to, manage its working capital in the ordinary course of business consistent with past practice.
          (c) As between the Parties (and the members of their respective Groups), all payments and reimbursements received after the Demerger Effective Time by any Party (or member of its Group) that relate to a Business, Asset or Liability of the other Party (or member of its Group) shall be held by such Party in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and, promptly upon receipt by such Party of any such payment or reimbursement, such Party shall pay or shall cause the applicable member of its Group to pay over to the applicable Party the amount of such payment or reimbursement without right of set-off, net of any costs, including Tax costs, to the Party making the payment.
          Section 2.04 Transfers Not Effected on or Prior to the Demerger Effective Time; Transfers Deemed Effective as of the Demerger Effective Time.
          (a) To the extent that any Transfers contemplated by this Agreement (other than any Transfer contemplated by Section 2.01(c)) shall not have been consummated on or prior to the Demerger Effective Time, the Parties shall cooperate to effect such Transfers as promptly as practicable following the Demerger Effective Time. Nothing herein shall be deemed to require the Transfer of any Assets or the Assumption of any Liabilities which by their terms or operation of Law cannot be Transferred; provided, however, that the Parties and their respective Subsidiaries shall cooperate and use commercially reasonable efforts following the Distribution Date to seek to obtain any necessary Consents or Governmental Approvals for the Transfer of all Assets and the Assumption of all Liabilities contemplated to be Transferred and Assumed pursuant to this Agreement.
          (b) In the event that any such Transfer of Assets or Assumption of Liabilities has not been consummated, from and after the Demerger Effective Time (i) the Party whose Group retains such Asset shall thereafter hold, or cause the applicable member of its Group to hold, such Asset (at no net Tax cost to such Party or such member) for the use and benefit of the member of the other Group entitled thereto (at the expense of the member entitled thereto) to the extent related to such other Party’s business and (ii) the Party intended to Assume such Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the member of the other Group retaining such Liability (at no net Tax cost to such retaining member) for all amounts paid or incurred in connection with the retention of such Liability to the extent related to such other Party’s business. In addition, the Party whose Group retains such Asset or Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Asset or Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Party to whose Group such Asset is to be Transferred or by the Party whose Group will Assume such Liability in order to place such Party, insofar as reasonably possible, in the same position as if such Asset or Liability had been Transferred or Assumed as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Asset or Liability, are to inure from and after the Demerger Effective Time to the member or members of the Cadbury plc Group or the DPS Group entitled to the receipt of such Asset or required to Assume such Liability. In furtherance of the foregoing, the Parties agree that, as of the Demerger Effective Time, each Party shall be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have Assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such Party is entitled to acquire or required to Assume pursuant to the terms of this Agreement.
          (c) If and when the Consents, Governmental Approvals and/or conditions, the absence or non-satisfaction of which caused the deferral of Transfer of any Asset or deferral of the Assumption of any Liability pursuant to Section 2.04(a), are obtained or satisfied, the

Transfer, assignment, Assumption or novation of the applicable Asset or Liability shall be effected in accordance with and subject to the terms of this Agreement and/or the applicable Ancillary Agreement.
          (d) The Person retaining any Asset or Liability due to the deferral of the Transfer of such Asset or the deferral of the Assumption of such Liability pursuant to Section 2.04(a) or otherwise shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, assumed, or agreed in advance to be reimbursed by the Person entitled to such Asset or the Person intended to be subject to such Liability and at no net Tax cost to such retaining Person, other than reasonable attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by the Person entitled to such Asset or the Person intended to be subject to such Liability.
          (e) Each of CS and DPS shall, and shall cause the members of its respective Group to, (i) treat for all Tax purposes (A) the deferred Assets as Assets having been Transferred to and owned by the Party entitled to such Assets not later than the Demerger Effective Time and (B) the deferred Liabilities as Liabilities having been Assumed and owed by the Person intended to be subject to such Liabilities not later than the Demerger Effective Time and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (in the case of clauses (i) and (ii), unless required by a Tax Law or any other Law or good faith resolution of a contest or proceeding relating to Taxes).
          (f) Nothing in this Section 2.04 shall be deemed to modify the terms of any Beverages IP Agreement entered into between any member of the DPS Group, on the one hand, and any member of the Cadbury plc Group on the other.
          Section 2.05 Transfer Documents. In connection with, and in furtherance of, the Transfer of Assets and the acceptance and Assumption of Liabilities contemplated by this Agreement, to the extent necessary, the Parties shall execute or cause to be executed, on or prior to the Demerger Effective Time, the Transfer Documents reasonably necessary to evidence the valid and effective Assumption by the applicable Party or the members of its Group of the Cadbury plc Liabilities or Beverages Liabilities, as applicable, and the valid Transfer to the applicable Party or member of such Party’s Group of all right, title and interest in and to the Cadbury plc Assets or the Beverages Asset, as applicable, to be Transferred hereunder.
          Section 2.06 Further Assurances.
          (a) In addition to and without limiting the actions specifically provided for elsewhere in this Agreement, including Section 2.04, each of the Parties shall cooperate with each other and use (and will cause their respective Subsidiaries and Affiliates to use) commercially reasonable efforts, on and after the Demerger Effective Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.
          (b) Without limiting the foregoing, on and after the Demerger Effective Time, each Party shall cooperate with the other Parties, and without any further consideration, but at the expense of the requesting Party from and after the Demerger Effective Time, to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of Transfer, and to make all filings with, and to obtain all Consents and/or Governmental Approvals, any permit, license, Contract, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the Transfers of the applicable Assets and the assignment and Assumption of the applicable Liabilities and the other transactions contemplated hereby and thereby.
          Section 2.07 Replacement of Guarantors and Obligors.
          (a) DPS shall (with the reasonable cooperation of CS) use its commercially reasonable efforts to have any member of the Cadbury plc Group removed as guarantor of or obligor for any Beverages Liability, including in respect of those guarantees and obligations set forth in Schedule 2.07(a), to the extent that they relate to Beverages Liabilities.
          (b) On or prior to the Demerger Effective Time, to the extent required to obtain a release from a guaranty or obligation for any Beverages Liability of any member of the Cadbury plc Group, a member of the DPS Group, as applicable, shall either (i) execute a guaranty agreement in the form of the existing guaranty or such other form as is agreed to by the relevant Parties to such guaranty agreement or (ii) execute an amendment to the agreement giving rise to such obligation in such form as is necessary to obtain such release, except to the extent that such existing guaranty or amendment contains representations, covenants or other terms or provisions either (1) with which DPS would be reasonably unable to comply or (2) which would be reasonably expected to be breached.
          (c) If DPS is unable to obtain, or to cause to be obtained, any such required removal as set forth in clause (a) and (b) of this Section 2.07, (i) the relevant DPS Group beneficiary and DPS shall, and shall cause the members of the DPS Group to, indemnify and hold harmless the Cadbury plc Group guarantor or obligor for any Indemnifiable Loss arising from or relating thereto (in accordance with the provisions of ARTICLE VII) and shall or shall cause one of its Affiliates, as agent or subcontractor for such guarantor or obligor to pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder.
          (d) CS shall (with the reasonable cooperation of DPS) use its commercially reasonable efforts to have any member of the DPS Group removed as guarantor of or obligor for any Cadbury plc Liability, including in respect of the guarantees or obligations set forth in Schedule 2.07(d), to the extent that they relate to Cadbury plc Liabilities.
          (e) On or prior to the Demerger Effective Time, to the extent required to obtain a release from a guaranty or obligation for any Cadbury plc Liability of any member of the DPS Group, a member of the Cadbury plc Group, as applicable, shall either (i) execute a guaranty agreement in the form of the existing guaranty or such other form as is agreed to by the relevant Parties to such guaranty agreement or (ii) execute an amendment to the agreement giving rise to such obligation in such form as is necessary to obtain such release, except to the extent that such guaranty or amendment contains representations, covenants or other terms or provisions either (1) with which CS would be reasonably unable to comply or (2) which would be reasonably expected to be breached.
          (f) If CS is unable to obtain, or to cause to be obtained, any such required removal as set forth in clause (d) and (e) of this Section 2.07, (i) the relevant Cadbury plc Group beneficiary and CS shall, and shall cause the other members of the Cadbury plc Group to, indemnify and hold harmless the DPS Group guarantor or obligor for any Indemnifiable Loss arising from or relating thereto (in accordance with the provisions of ARTICLE VII) and shall or shall cause one of its Affiliates, as agent or subcontractor for such guarantor or obligor to pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder.
          Section 2.08 Disclaimer of Representations and Warranties. EACH OF CS (ON BEHALF OF ITSELF AND EACH MEMBER OF THE CADBURY PLC GROUP) AND DPS (ON BEHALF OF ITSELF AND EACH MEMBER OF THE DPS GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN ANY ANCILLARY AGREEMENT OR IN ANY CONTINUING ARRANGEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT, ANY CONTINUING ARRANGEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENTS, ANY CONTINUING ARRANGEMENTS OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES, INFORMATION OR LIABILITIES CONTRIBUTED, TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SET-OFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT OR CONTINUING ARRANGEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

ARTICLE III
CERTAIN ACTIONS AT OR PRIOR TO THE DISTRIBUTION
          Section 3.01 Certificate of Incorporation; Bylaws. On or prior to the Distribution Date, all necessary actions shall be taken to adopt the form of Certificate of Incorporation and Bylaws filed by DPS with the SEC as exhibits to the Form 10.
          Section 3.02 Directors. On or prior to the Distribution Date, CS shall take all necessary actions to cause the board of directors of DPS to consist of the individuals identified in the Information Statement as directors of DPS.
          Section 3.03 Resignations. On or prior to the Distribution Date, (i) CS shall cause all its employees and any employees of any member of the Cadbury plc Group (excluding any employees of any member of the DPS Group) to resign, effective as of the Distribution Date, from all positions as officers or directors of any member of the DPS Group in which they serve and (ii) DPS shall cause all its employees and any employees of any member of the DPS Group to resign, effective as of the Distribution Date, from all positions as officers or directors of any members of the Cadbury plc Group.
          Section 3.04 Ancillary Agreements. On or prior to the Distribution Date, each of CS and DPS shall enter into, and/or (where applicable) shall cause a member or members of their respective Group to enter into, the Ancillary Agreements and any other Contracts in respect of the Distribution reasonably necessary or appropriate in connection with the transactions contemplated hereby and thereby.
ARTICLE IV
THE DISTRIBUTION
          Section 4.01 The Distribution. Subject to Sections 4.04 and 4.05:
          (a) Promptly following the sanction by the High Court of Justice of England and Wales (the “Court”) of the Scheme, Cadbury plc shall apply to the Court to approve a reduction in capital pursuant to Section 135 of the Companies Act 1985 (the “Reduction”) under which the share capital of Cadbury plc shall be reduced by decreasing the nominal value of each Cadbury plc Ordinary Share from 500 to 10 pence and the Cadbury plc Beverages Shares will be cancelled in their entirety.
          (b) Promptly after receipt of the order (the “Court Order”) from the Court approving the Reduction, Cadbury plc shall file the Court Order at Companies House.
          (c) On the Distribution Date, DPS shall issue to each holder of a Cadbury plc Beverages Share 12 shares of DPS Common Stock for every 36 Cadbury plc Beverages Shares held by such shareholder and the shares of DPS Common Stock held by CS shall be cancelled. No action by any such shareholder shall be necessary for such shareholder (or such shareholder’s designated transferee or transferees) to receive the applicable number of shares of (and, if applicable, cash in lieu of any fractional shares) DPS Common Stock such shareholder is entitled to in the Distribution. The Transfer Agent shall credit the appropriate class and number of such shares of DPS Common Stock to book entry accounts for each such holder or designated transferee or transferees of such holder of DPS Common Stock.
          Section 4.02 Fractional Shares. Shareholders holding a number of shares of Cadbury plc Beverages Shares, on the Distribution Record Date, which would entitle such shareholders to receive less than one whole share of DPS Common Stock in the applicable Distribution will receive cash in lieu of fractional shares. Fractional shares of DPS Common Stock will not be distributed in the Distribution nor credited to book-entry accounts. The Transfer Agent shall, as soon as practicable after the applicable Distribution Date, (a) determine the number of whole shares and fractional shares of DPS Common Stock allocable to each holder of record or beneficial owner of Cadbury plc Beverages Shares as of close of business on the Distribution Record Date, (b) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions, in each case, at then prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests and (c) distribute to each such holder, or for the benefit of each such beneficial owner, such holder or owner’s ratable share of the net proceeds of such sale, based upon the average gross selling price per share of DPS Common Stock after making appropriate deductions for any amount required to be withheld for United States federal income tax purposes. DPS shall bear the cost of brokerage fees incurred in connection with these sales of fractional shares, which sales shall occur as soon after the applicable Distribution Date as practicable and as determined by the Transfer Agent. Neither CS nor DPS or the Transfer Agent will guarantee any minimum sale price for the fractional shares of DPS Common Stock. Neither CS nor DPS will pay any interest on the proceeds from the sale of fractional shares. The Transfer Agent will have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares. Neither the Transfer Agent nor the broker-dealers through which the aggregated fractional shares are sold will be Affiliates of CS or DPS.
          Section 4.03 Actions in Connection with the Distribution.
          (a) DPS shall file such amendments and supplements to the Form 10 as CS may reasonably request and such amendments as may be necessary in order to cause the same to become and remain effective as required by Law, including filing such amendments and supplements to the Form 10 as may be required by the SEC or federal, state or foreign securities Laws. A member of the Cadbury plc Group, on behalf of DPS, shall mail to the holders of CS Ordinary Shares and CS ADRs, at such time on or prior to the applicable Distribution Date as CS shall determine, the Information Statement included in the Form 10, as well as any other information concerning DPS, its business, operations and management, the Plan of Separation and such other matters as CS shall reasonably determine are necessary and as may be required by Law.
          (b) DPS shall cooperate with CS in preparing, filing with the SEC and causing to become effective a registration statement or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the Plan of Separation or other transactions contemplated by this Agreement and the Ancillary Agreements. Promptly after receiving a request from CS, to the extent requested, DPS shall prepare and, in accordance with applicable Law, file with the SEC any such documentation that CS determines is necessary or desirable to effectuate the Distribution, and CS and DPS shall each use commercially reasonable efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable.
          (c) DPS shall prepare and file, and shall use commercially reasonable efforts to have approved and made effective, an application for the original listing of the DPS Common Stock to be distributed in the Distribution on the NYSE, subject to official notice of distribution.
          Section 4.04 Distribution Date. CS shall, in its sole discretion, determine the Distribution Date and all terms of the Distribution, including the form, structure and terms of any transactions and/or offerings to effect the Distribution and the timing of and conditions to the consummation thereof. In addition, regardless of whether the conditions to the consummation of the Distribution set forth in Section 4.05 have been satisfied or waived, CS may, in accordance with Section 11.01, at any time and from time to time until the completion of the Distribution, decide to modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution.
          Section 4.05 Conditions to Distribution. Subject to Section 4.04, the consummation of the Distribution shall be subject to the satisfaction or waiver of the following conditions which satisfaction or waiver shall be determined by CS in its sole discretion and which conditions are for the sole benefit of the Cadbury plc Group and shall not give rise to or create any duty on the part of CS or the board of directors of CS to waive or not waive any such condition:
          (a) The Form 10 shall have been declared effective by the SEC, with no stop order in effect with respect thereto, and the Information Statement shall have been mailed to the holders of CS Ordinary Shares;
          (b) The DPS Common Stock to be delivered in the Distribution shall have been approved for listing on the NYSE, subject to official notice of issuance;
          (c) Any Governmental Approvals shall have been obtained and be in full force and effect;
          (d) The Scheme shall have been sanctioned by the Court and office copies of the Scheme Court Orders shall have been registered by the UK Registrar of Companies at Companies House;
          (e) The Cadbury plc Ordinary Shares shall have been (i) admitted to the official list of the UKLA and (ii) admitted to trading on the London Stock Exchange’s main market for listed Securities;
          (f) Cadbury plc shall have received the Court Order approving the Reduction and such Court Order shall have been delivered to the UK Registrar of Companies and been registered by him;
          (g) No order, injunction or decree issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution or any of the transactions related thereto, including the transfers of Assets and Assumption of Liabilities contemplated by this Agreement, shall be in effect;
          (h) CS shall have completed the contribution/transfer of the Beverages Business to DPS;
          (i) The financing transactions described in the Information Statement as having occurred prior to the Distribution shall have been consummated on or prior to the Distribution;
          (j) There shall not have occurred an event or development that, in the opinion of the board of directors of CS, in its sole and absolute discretion, would result in the Distribution having a material adverse effect on CS or any of its Subsidiaries or CS’ shareholders; and
          (k) The Ancillary Agreements shall have been entered into by the applicable Parties.
          Section 4.06 Consent to the Reduction. DPS acknowledges that Cadbury plc is proposing to undertake the Reduction and DPS, on behalf of itself and each member of the DPS Group, (i) shall as soon as reasonably practicable after the date of this Agreement provide Cadbury plc with an executed letter of consent to the Reduction in the form attached as Exhibit 4.06 and agrees that a copy of this letter may be presented to the Court as part of Cadbury plc’s application for confirmation by the Court of the Reduction; and (ii) undertakes that to the extent further consent is requested by Cadbury plc in order to effect the Reduction, DPS shall (and shall procure that any member of the DPS Group shall) give consent promptly on terms reasonably acceptable to Cadbury plc and, for the avoidance of doubt, such consents shall not be conditional on the provision of any third party guarantee or the deposit of any funds in any bank or escrow account or any other security, fact, event or thing. This consent is (and any consent given after the date of this letter shall be) irrevocable.
ARTICLE V
CERTAIN COVENANTS
          Section 5.01 Non-Solicitation of Employees. During the period ending on the 18-month anniversary of the Distribution Date, none of the Parties or any member of their respective Groups shall solicit for employment or interfere with or attempt to interfere with any officers, employees, representatives or agents of any member of the other Group, or induce or attempt to induce any of them to leave the employ of the other Group or violate the terms of their contracts, or any employment arrangements, with the other Group; provided, however, that the foregoing will not prohibit (x) any advertising in publication or media of general circulation including trade journals or similar media or hiring any officer, employee, representative or agent who responds to such advertisement or (y) the soliciting or hiring of any officers, employees, representatives or agents of any member of the other Group who are offered a position following the termination of employment by the other Group.
          Section 5.02 Auditors and Audits; Annual and Quarterly Financial Statements and Accounting.
          (a) DPS shall use its commercially reasonable efforts to cause its auditors to complete its audit for the year ending December 31, 2008 such that the auditor will date its opinion of the audited 2008 annual financial statements on the same date that Cadbury plc’s auditors date their opinion on Cadbury plc’s audited annual financial statements, such that Cadbury plc is able to meet its timetable for the printing, filing and public dissemination of Cadbury plc’s 2008 annual financial statements. In addition, DPS shall use its commercially reasonable efforts to cause its auditors to comply with the processes and procedures required by Cadbury plc Group’s auditors to permit Cadbury plc Group’s auditors to opine on the 2008 audited financial statements of Cadbury plc.
          (b) Each Party shall provide, or provide access to the other Party on a timely basis, all information reasonably required to meet its schedule for the preparation, printing, filing, and public dissemination of its 2008 annual financial statements and for management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K and, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder, if required (such assessments and audit being referred to as the “Internal Control Audit and Management Assessments”). Such information shall be provided in the form, time and manner reasonably requested by CS, which shall not be materially different than the form, time and manner required by CS prior to the Distribution Date pursuant to the CS Group Reporting Manual in effect as of the Distribution Date. Without limiting the generality of the foregoing, each Party will provide all required financial and other information with respect to itself and its Subsidiaries to its auditors in a sufficient and reasonable time and in sufficient detail to permit its auditors to take all steps and perform all reviews necessary to provide sufficient assistance to the other Party’s auditors (each such other Party’s auditors, collectively, the “Other Party’s Auditors”) with respect to information to be included or contained in such other Party’s annual financial statements and to permit the Other Party’s Auditors and management to complete the Internal Control Audit and Management Assessments, if required.
          (c) Each Party shall provide, or provide access to the other Party on a timely basis, all information reasonably required to meet its schedule for the preparation, printing, filing, and public dissemination of its financial results for the period ending June 30, 2008 (the “Interim Financial Statements”) and for its Internal Control Audit and Management Assessments, if required. Such information shall be provided in the form, time and manner reasonably requested by CS, which shall not be materially different than the form, time and manner required by CS prior to the Distribution Date pursuant to the CS Group Reporting Manual in effect as of the Distribution Date. Without limiting the generality of the foregoing, each Party will provide all required financial and other information with respect to itself and its Subsidiaries to its auditors in a sufficient and reasonable time and in sufficient detail to permit its auditors to take all steps and perform all reviews necessary to provide sufficient assistance to the Other Party’s Auditors with respect to information to be included or contained in the Interim Financial Statements and to permit the Other Party’s Auditors and management to complete the Internal Control Audit and Management Assessments, if required.
          (d) Each Party shall authorize its respective auditors to make reasonably available to the Other Party’s Auditors both the personnel who performed or are performing the annual audits of such audited Party (each such Party with respect to its own audit, the “Audited Party”) and work papers related to the annual audits of such Audited Party, in all cases within a reasonable time prior to such Audited Party’s auditors’ opinion date, so that the Other Party’s Auditors are able to perform the procedures they reasonably consider necessary to take responsibility for the work of the Audited Party’s auditors as it relates to their auditors’ report on such other Party’s financial statements, all within sufficient time to enable such other Party to meet its timetable for the printing, filing and public dissemination of its annual financial statements. Each Party shall make reasonably available to the Other Party’s Auditors and management its personnel and Records in a reasonable time prior to the Other Party’s Auditors’ opinion date and other Party’s management’s assessment date so that the Other Party’s Auditors and other Party’s management are able to perform the procedures they reasonably consider necessary to conduct the Internal Control Audit and Management Assessments.
          (e) To the extent it relates to a pre-Distribution Date period, (i) each of the Parties hereto shall give the other Party hereto as much prior notice as is reasonably practicable of any changes in, or proposed determination of, its accounting estimates from those in effect as of immediately prior to the Distribution Date or of any other action with regard to its accounting estimates or previously reported financial results which may affect the other Party’s financial results, (ii) each of the Parties hereto will consult with the other and, if requested by the Party contemplating such changes, with the Other Party’s Auditors and (iii) unless required by generally accepted accounting principles or a reasonable interpretation thereof by either Party’s auditors, Law or a Governmental Entity, neither party shall make such determination or changes which would affect the other Party’s previously reported financial results without prior consent, which shall not be unreasonably withheld. Further, each Party will give the other Party prompt notice of any amendments or restatements of accounting statements with respect to pre-Distribution Date periods, and will provide the other Party with access as provided in Section 5.02(c) hereof as promptly as possible such that the other Party will be able to satisfy its financial reporting requirements.
          (f) In the event either Cadbury plc or DPS is the subject of any SEC, FSA or other Governmental Entity’s comment, review or investigation (formal or informal) relating to a period prior to the Distribution Date and which in any way relates to the other Party or the other Party’s public filings, such Party shall provide the other Party with a copy of any comment or notice of such review or investigation and shall give the other Party a reasonable opportunity to be involved in responding to such comment, review or investigation, and such other Party shall cooperate with such Party in connection with responding to such comment, review or investigation.
          (g) Any Information exchanged pursuant to this Section 5.02 is subject to Section 8.06.

          Section 5.03 CS Obligations. DPS and Cadbury plc agree that Cadbury plc shall not, and shall cause CS not to, take any actions that would materially and adversely impact the ability of CS to fulfill its obligations under this Agreement; provided that Cadbury plc may at any time following the Distribution Date require CS to assign to Cadbury plc all of CS’ rights and obligations under this Agreement in substitution for compliance by Cadbury plc and CS with the aforementioned obligation in this Section 5.03, and upon such assignment, Cadbury plc shall assume all of CS’ obligations under this Agreement.
ARTICLE VI
INTELLECTUAL PROPERTY MATTERS
          Section 6.01 Cadbury Names and Marks.
          (a) DPS hereby acknowledges that all right, title and interest in and to the “Cadbury” name, together with all variations and acronyms thereof and all Trademarks and other identifiers of source or goodwill containing or incorporating any of the foregoing (the “Cadbury Names and Marks”), are owned exclusively by the Cadbury plc Group, and that, except as expressly provided below, any and all right of the DPS Group to use the Cadbury Names and Marks shall terminate as of the Demerger Effective Time and shall immediately revert to the Cadbury plc Group, along with any and all goodwill associated therewith. DPS acknowledges that (i) the Beverages Assets shall not include any Cadbury Names and Marks, and (ii) it has no rights, and is not acquiring any rights, to use the Cadbury Names and Marks, except as expressly provided herein.
          (b) DPS shall, as soon as practicable after the Distribution Date, but in no event later than 10 Business Days thereafter, cause each member of the DPS Group to file amended certificates of incorporation with the appropriate Governmental Entities changing its corporate name, “doing business as” name, trade name and any other similar corporate identifier (each, a “Corporate Name”) to a Corporate Name that does not contain any Cadbury Names and Marks and to supply promptly any additional information, documents and materials that may be requested by CS with respect to such filings.
          (c) The DPS Group shall, for a period of 15 months after the Distribution Date, be entitled to use, solely in connection with the operation of the Beverages Business as operated immediately prior to the Demerger Effective Time, all of their existing stocks of product packaging, signs, letterheads, business cards, invoice stock, advertisements and promotional materials (other than Internet or intranet websites and web pages), inventory and other documents and materials (“Existing Stock”) containing the Cadbury Names and Marks, after which 15-month period DPS shall cause each member of the DPS Group to remove or obliterate all Cadbury Names and Marks from such Existing Stock or cease using such Existing Stock; provided that the Cadbury Names and Marks shall be removed from (i) all of the DPS Group’s Internet websites and web pages within three months following the Distribution Date and (ii) all of the DPS Group’s intranet websites and web pages within three months following the Distribution Date.

          (d) Following the Distribution Date, except as expressly provided in this Agreement, (i) no other right to use the Cadbury Names and Marks is granted by the Cadbury plc Group to DPS or the DPS Group, whether by implication or otherwise, and (ii) nothing hereunder permits DPS or any member of the DPS Group to use the Cadbury Names and Marks on or in connection with any documents, materials, products or services. DPS shall ensure that all use of the Cadbury Names and Marks by the DPS Group as provided in this Section 6.01 shall be only with respect to goods and services of a level of quality equal to or greater than the quality of goods and services with respect to which the Cadbury Names and Marks were used in the Beverages Business prior to the Distribution Date. Any and all goodwill generated by the use of the Cadbury Names and Marks under this Section 6.01 shall inure solely to the benefit of the Cadbury plc Group. In no event shall DPS or any member of the DPS Group use the Cadbury Names and Marks in any manner that may damage or tarnish the reputation of the Cadbury plc Group, or the goodwill associated with the Cadbury Names and Marks.
          (e) DPS agrees that the Cadbury plc Group shall not have any responsibility for claims by third parties arising out of, or relating to, the use by the DPS Group of any Cadbury Names and Marks after the Distribution Date. DPS shall indemnify and hold harmless CS and its Affiliates, and their respective officers, directors, employees, agents, successors and assigns from any and all such claims that may arise out of the use of any Cadbury Names and Marks by DPS or any member of the DPS Group (i) in accordance with the terms and conditions of this Section 6.01, other than such claims that the Cadbury Names and Marks infringe the Intellectual Property rights of any third party, or (ii) in violation of or outside the scope permitted by this Section 6.01. Notwithstanding anything in this Agreement to the contrary, including Section 10.02(f), DPS hereby acknowledges that CS, in addition to any other remedies available to it for any breach or threatened breach of this Section 6.01, shall be entitled to seek a preliminary injunction, temporary restraining order or other equivalent relief restraining DPS and any member of the DPS Group from any such breach or threatened breach.
          (f) Notwithstanding anything in this Agreement to the contrary, and without limiting the rights otherwise granted in this Section 6.01, DPS and the DPS Group shall have the right, at all times after the Distribution Date, to (i) keep records and other historical or archived documents containing or referencing the Cadbury Names and Marks, (ii) use the Cadbury Names and Marks to the extent required by or permitted as a fair use under applicable Law, and (iii) refer to the historical fact that the DPS Group previously conducted the Beverages Business under the Cadbury Names and Marks.
          Section 6.02 Beverages Names and Marks.
          (a) For a period of 15 months after the Distribution Date, the Cadbury plc Group shall be entitled to use, solely in connection with the continued operation of the Cadbury plc Business, all of their Existing Stock containing any Trademark included in the Beverages Intellectual Property and/or Beverages Assets, any variation or acronym thereof, or any Trademark or other identifier of source or goodwill containing, incorporating or associated with any such Trademark (collectively, the “Beverages Names and Marks”); provided that the Beverages Names and Marks shall be removed from (i) all of the Cadbury plc Group’s Internet websites and web pages within three months following the Distribution Date and (ii) all of the Cadbury plc Group’s intranet websites and web pages within three months following the

Distribution Date. For the avoidance of doubt, (i) “Beverages Names and Marks” does not include any Trademark owned by or licensed to the Cadbury plc Group as of or following the Distribution Date and (ii) nothing in this Section 6.02 shall be deemed to limit or modify in any way any rights of the Cadbury plc Group in or to any Intellectual Property (other than the Beverages Names and Marks) or under any agreement relating to Intellectual Property to which any member of the Cadbury plc Group is or becomes a party or beneficiary.
          (b) Following the Distribution Date, except as expressly provided in this Agreement, (i) no other right to use the Beverages Names and Marks is granted by DPS or the DPS Group to the Cadbury plc Group, whether by implication or otherwise, and (ii) nothing hereunder permits the Cadbury plc Group to use the Beverages Names and Marks on or in connection with any documents, materials, products or services. CS shall ensure that all use of the Beverages Names and Marks as provided in this Section 6.02 shall be only with respect to goods and services of a level of quality equal to or greater than the quality of goods and services with respect to which the Beverages Names and Marks were used in the businesses of the Cadbury plc Group prior to the Distribution Date. Any and all goodwill generated by the use of the Beverages Names and Marks under this Section 6.02 shall inure solely to the benefit of the DPS Group following the Distribution Date. In no event shall the Cadbury plc Group use the Beverages Names and Marks in any manner that may damage or tarnish the reputation of DPS or the DPS Group or the goodwill associated with the Beverages Names and Marks.
          (c) CS agrees that DPS and the DPS Group shall not have any responsibility for claims by third parties arising out of, or relating to, the use by the Cadbury plc Group of any Beverages Names and Marks after the Distribution Date. CS shall, and shall cause each of the members of the Cadbury plc Group to, shall indemnify and hold harmless DPS and the DPS Group, and their respective Affiliates, officers, directors, employees, agents, successors and assigns, from any and all such claims that may arise out of the Cadbury plc Group’s use of any Beverages Names and Marks after the Distribution Date (i) in accordance with the terms and conditions of this Section 6.02, other than such claims that the Beverages Names and Marks infringe the Intellectual Property rights of any third party or (ii) in violation of or outside the scope permitted by this Section 6.02. Notwithstanding anything in this Agreement to the contrary, including Section 10.02(f), CS hereby acknowledges that DPS, in addition to any other remedies available to it for any breach or threatened breach of this Section 6.02, shall be entitled to seek a preliminary injunction, temporary restraining order or other equivalent relief restraining the Cadbury plc Group from any such breach or threatened breach.
          (d) Notwithstanding anything in this Agreement to the contrary, and without limiting the rights otherwise granted in this Section 6.02, the Cadbury plc Group shall have the right, at all times after the Distribution Date, to (i) keep records and other historical or archived documents containing or referencing the Beverages Names and Marks, (ii) use the Beverages Names and Marks to the extent required by or permitted as a fair use under applicable Law, (iii) refer to the historical fact that the members of the Cadbury plc Group previously conducted their respective businesses under the Beverages Names and Marks, (iv) use and sublicense the Beverages Names and Marks in connection with the Cadbury plc Group’s business of manufacturing, distributing, selling, marketing and promoting carbonated and non-carbonated beverages and other food products throughout American Samoa (the “American Samoa Business”), (v) use their Existing Stock, web pages and Internet and intranet websites containing any Beverages Names and Marks in connection with the Cadbury plc Group’s business of manufacturing, distributing, selling, marketing and promoting carbonated and non-carbonated beverages and other food products throughout the AsiaPac Territory and (vi) use the “Schweppes” name in any and all jurisdictions outside of the United States, Canada and Mexico as or as part of any Corporate Name; provided that, no later than 10 Business Days after the Distribution Date, CS shall use commercially reasonable efforts to file amended organizational documents with the appropriate Governmental Entities changing the Corporate Name of any Affiliate organized in any jurisdiction in the United States, Canada and Mexico to a Corporate Name that does not contain the “Schweppes” name and to supply promptly any additional information, documents and materials that may be requested by DPS with respect to such filings.
          Section 6.03 Memorabilia. As of the Distribution Date, any and all photographs, artwork and similar objects and other physical assets owned by the DPS Group or the Cadbury plc Group that relate to the history or historical activities of the Beverages Business (“Memorabilia”) shall be deemed to be owned, as between CS and DPS, by (i) CS to the extent located on the premises of any member of the Cadbury plc Group and (ii) DPS to the extent located on the premises of any member of the DPS Group. DPS hereby grants the Cadbury plc Group from the Distribution Date a worldwide, transferable, perpetual, royalty-free, irrevocable (with right to sub-license) license to use any Memorabilia: (a) in documenting, memorializing and (if desired) use in marketing its history; and (b) to the extent necessary to comply with the obligations of the Cadbury plc Group under Section 18.14 of that certain Amended and Restated Sale and Purchase Agreement by and between CS and Sapphire European Beverages Limited (among others), dated as of January 30, 2006.
          Section 6.04 Additional Licenses.
          (a) Effective as of the Distribution Date, CS hereby grants to DPS, solely for the benefit of each member of the DPS Group, an exclusive, perpetual, irrevocable, royalty-free license (with the right to grant sub-licenses) of the design known as the “modern egg” bottle design for use solely in the Territory; provided that DPS shall, and shall procure that each member of the DPS Group shall, only use such design in relation to beverages sold under the “Schweppes” brand and for no other purpose. DPS shall indemnify and hold harmless CS and its Affiliates, officers, directors, employees, agents, successors and assigns from any and all claims that may arise out of the DPS’ or the DPS Group’s exercise of any rights granted under, or breach of, this Section 6.04(a).
          (b) Effective as of the Distribution Date, DPS hereby grants, and shall cause the DPS Group to grant, to the Cadbury plc Group a perpetual, non-exclusive, transferable, royalty-free right and license (with the right to grant sublicenses) in, to and under any and all copyrights and design rights owned by or licensed to, to the extent permitted, the DPS Group as of the Distribution Date in product packaging (including bottles), signs, business cards, letterheads, invoice stock, advertisements and promotional materials and inventory (the “DPS Licensed Intellectual Property”), to use the DPS Licensed Intellectual Property in connection with the operation following the Distribution Date of the Cadbury plc Group’s business of manufacturing, distributing, selling, marketing and promoting carbonated and non-carbonated beverages and other food products throughout the AsiaPac Territory and American Samoa, to the extent of any existing use or good faith plans to use as of February 1, 2008 in the AsiaPac

Territory or American Samoa. The foregoing license includes the right for the Cadbury plc Group to make, and have made on their behalf, modifications, enhancements, derivative works and improvements (“Improvements”) to the DPS Licensed Intellectual Property, and as between the Parties to this Agreement, any and all such Improvements shall be owned by a member of the Cadbury plc Group without a duty of accounting or disclosure to DPS or the DPS Group.
          (c) Effective as of the Distribution Date, CS hereby grants, and shall cause the Cadbury plc Group to grant, to the DPS Group a perpetual, non-exclusive, transferable, royalty-free right and license (with the right to grant sublicenses) in, to and under any and all copyrights and design rights owned by or licensed to, to the extent permitted, the Cadbury plc Group conducting its beverages business in the AsiaPac Territory and American Samoa as of the Distribution Date in product packaging (including bottles), signs, business cards, letterheads, invoice stock, advertisements and promotional materials and inventory (the “AsiaPac Licensed Intellectual Property”), to use the AsiaPac Licensed Intellectual Property in connection with the operation of the Beverages Business by the DPS Group following the Distribution Date, to the extent of any existing use or good faith plans to use as of February 1, 2008 in the Territory. The foregoing license includes the right for the DPS Group to make, and have made on their behalf, Improvements to the AsiaPac Licensed Intellectual Property, and as between the Parties to this Agreement, any and all such Improvements shall be owned by DPS without a duty of accounting or disclosure to a member of the Cadbury plc Group.
          Section 6.05 Know-How Agreement.
          (a) Effective as of the Distribution Date, CS, DPS and the DPS Group shall enter into a know-how agreement substantially in the form attached hereto as Exhibit 6.06(a) (the “Know-How Agreement”).
          (b) At CS’ request, following the Distribution Date, DPS shall reasonably cooperate with CS and negotiate in good faith to obtain an assignment and novation in favor of DPS of CS’ rights and obligations under (i) that certain know-how agreement entered into by and among CS, The Coca-Cola Company and Atlantic Industries, dated as of July 29, 1999, as amended, and (ii) that certain know-how agreement entered into by and among CS and Sapphire European Beverages Limited (among others), dated as of February 2, 2006.
          Section 6.06 Domain Names Agreement.
          Effective as of the Distribution Date, CS and DPS shall enter into a domain names agreement substantially in the form attached hereto as Exhibit 6.07 (the “Domain Names Agreement”).
ARTICLE VII
INDEMNIFICATION
          Section 7.01 Release of Pre-Distribution Claims.
          (a) Except (i) as provided in Section 7.01(b), (ii) as may be otherwise expressly provided in this Agreement or any Ancillary Agreement and (iii) for any matter with respect to which any Party is entitled to indemnification or contribution pursuant to this ARTICLE VII, each Party, on behalf of itself and each member of its respective Group, its and their respective Affiliates and all Persons who at any time prior to the Demerger Effective Time were shareholders (other than the public shareholders of CS), directors, officers, agents or employees of it or any member of its Group (in their respective capacities as such), in each case do hereby remise, release and forever discharge the other Party and the other members of such other Party’s Group, their respective Affiliates and all Persons who at any time prior to the Demerger Effective Time were shareholders, directors, officers, agents or employees of any member of such other Party (in their respective capacities as such), in each case from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or alleged to have failed to occur or any conditions, in each case, existing on or before the Demerger Effective Time, including in connection with the Plan of Separation and all other activities to implement the Distribution and any of the other transactions contemplated hereunder and under the Ancillary Agreements.
          (b) Nothing contained in Section 7.01(a) shall release any Person from:
     (i) any Liability Assumed, Transferred or allocated to a Party or a member of such Party’s Group pursuant to or contemplated by, or any other Liability of any member of such Group arising under, this Agreement or any Ancillary Agreement;
     (ii) any Liability for the sale or receipt of goods or property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Demerger Effective Time;
     (iii) any Liability (other than the Intercompany Balances settled pursuant to Section 2.03) for unpaid amounts for products or services or refunds owing on products or services due for work done by a member of one Group at the request or on behalf of a member of the other Group;
     (iv) any Liability provided in or resulting from any other Contract or understanding that is entered into after the Demerger Effective Time between a Party (and/or a member of such Party’s Group), on the one hand, and the other Party (and/or a member of such Party’s Group), on the other hand;
     (v) any Liability with respect to the Continuing Arrangements;
     (vi) any Liability that the Parties have with respect to indemnification or contribution pursuant to this Agreement or otherwise for claims brought against the Parties by third Persons, which Liability shall be governed by the provisions of this ARTICLE VII and, if applicable, the appropriate provisions of the Ancillary Agreements;
     (vii) any Liability relating to any agreements, arrangements, commitments or understandings to which any Person other than the Parties and their respective Affiliates is a Party (it being understood that to the extent that the rights and obligations of the Parties and the members of their respective Groups under any such Contracts constitute Beverages Assets or Beverages Liabilities or Cadbury plc Assets or Cadbury plc

Liabilities, such Contracts shall be assigned or retained pursuant to ARTICLE II); or
     (viii) any Liability relating to agreements, arrangements, commitments or understandings to which any non-wholly-owned Subsidiary of CS or DPS, as the case may be, is a Party.
          (c) Neither Party shall permit any member of its Group to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against the other Party or any member of the other Party’s Group, or any other Person released pursuant to Section 7.01(a), with respect to any Liabilities released pursuant to Section 7.01(a).
          (d) It is the intent of each Party, pursuant to the provisions of this Section 7.01, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring and all conditions existing on or before the Demerger Effective Time, whether known or unknown, between or among any Party (and/or a member of such Party’s Group), on the one hand, and the other Party (and/or a member of such Party’s Group), on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Demerger Effective Time), except as specifically set forth in Section 7.01(a) and Section 7.01(b). At any time, at the reasonable request of the other Party, each Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.
          (e) For the avoidance of doubt, neither Party shall have any Liability to the other Party in the event that any information exchanged or provided to the other Party pursuant to this Agreement (but excluding any such information included in a Disclosure Document) which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate.
          Section 7.02 Indemnification by CS. Except as otherwise set forth in any provision of this Agreement or any Ancillary Agreement or Continuing Arrangement, following the Demerger Effective Time, CS shall and shall cause the other members of the Cadbury plc Group to indemnify, defend and hold harmless the Beverages Indemnitees from and against any and all Indemnifiable Losses of the Beverages Indemnitees to the extent arising out of, by reason of or otherwise in connection with (i) the Cadbury plc Liabilities or alleged Cadbury plc Liabilities, (ii) any breach by any member of the Cadbury plc Group of any of the Shared Contracts, (iii) with respect to statements or omissions made or occurring after the Demerger Effective Time, any misstatement or alleged misstatement of a material fact contained in any document filed with the SEC or the FSA by any member of the DPS Group pursuant to the Securities Act, the Exchange Act, the Prospectus Rules or the Listing Rules, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case to the extent, but only (A) to the extent that those Liabilities are caused by any misstatement or omission or alleged misstatement or omission in any information that is furnished in writing to any member of the DPS Group by any member of the Cadbury plc Group after the Demerger Effective Time, (B) if such member of the Cadbury plc Group has been informed in writing in advance that such information will be used in such filing and (C) if the information used by a member of the DPS Group in any such filing is not materially different to the information furnished by a member of the Cadbury plc Group, or (iv) any breach by CS or any member of the Cadbury plc Group of any provision of this Agreement or any Ancillary Agreement or Continuing Arrangement unless such Ancillary Agreement or Continuing Arrangement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.
          Section 7.03 Indemnification by DPS. Except as otherwise specifically set forth in any provision of this Agreement or any Ancillary Agreement, following the Demerger Effective Time, DPS shall and shall cause the other members of the DPS Group to indemnify, defend and hold harmless the Cadbury plc Indemnitees from and against any and all Indemnifiable Losses of the Cadbury plc Indemnitees to the extent arising out of, by reason of or otherwise in connection with (i) the Beverages Liabilities or any alleged Beverages Liabilities, (ii) any breach by any member of the DPS Group of any of the Shared Contracts, (iii) with respect to statements or omissions made or occurring after the Demerger Effective Time, any misstatement or alleged misstatement of a material fact contained in any document filed with the SEC or the FSA by any member of the Cadbury plc Group pursuant to the Securities Act, the Exchange Act, the Prospectus Rules or the Listing Rules, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case to the extent, but only (A) to the extent that those Liabilities are caused by any misstatement or omission or alleged misstatement or omission in any information that is furnished in writing to any member of the Cadbury plc Group by any member of the DPS Group after the Demerger Effective Time, (B) if such member of the DPS Group has been informed in writing in advance that such information will be used in such filing and (C) if the information used by a member of the Cadbury plc Group in any such filing is not materially different to the information furnished by a member of the DPS Group, or (iv) any breach by DPS or any member of the DPS Group of any provision of this Agreement or any Ancillary Agreement or Continuing Arrangement unless such Ancillary Agreement or Continuing Arrangement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.
          Section 7.04 Procedures for Indemnification.
          (a) An Indemnitee shall give the Indemnifying Party notice of any matter that an Indemnitee has determined has given, or reasonably anticipates could give rise to, a right of indemnification under this Agreement (other than a Third Party Claim which shall be governed by Section 7.04(b)), within 30 days of such determination, stating the amount of the Indemnifiable Loss claimed, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations except to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure.
          (b) If an Action is made against a Cadbury plc Indemnitee or a Beverages Indemnitee (each, an “Indemnitee”) by any Person who is not a Party or a member of a Group of a Party (a “Third Party Claim”) as to which such Indemnitee is or may be entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the other Party which is or may be required pursuant to this ARTICLE VII or pursuant to any Ancillary Agreement or Continuing Arrangement to make such indemnification (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third Party Claim promptly (and in any event within 30 days)

after receipt by such Indemnitee of written notice of the Third Party Claim; provided, however, that the failure to provide notice of any such Third Party Claim pursuant to this sentence shall not release the Indemnifying Party from any of its obligations except to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure. Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly after the Indemnitee’s receipt thereof (and in any event within 10 Business Days), copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.
          (c) An Indemnifying Party shall be entitled (but shall not be required) to assume and control the defense of any Third Party Claim, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel that is reasonably acceptable to the applicable Indemnitees, if it gives notice of its intention to do so to the applicable Indemnitees within 30 days of the receipt of notice of the Third Party Claim from such Indemnitees. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, at its own expense and, in any event, shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent Information and materials in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party.
          (d) If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in Section 7.04(c), such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party. If the Indemnitee is conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnitee in such defense and make available to the Indemnitee, at the Indemnifying Party’s expense, all witnesses, pertinent Information, material in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee.
          (e) If the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third Party Claim without the consent of the Indemnifying Party.
          (f) In the case of a Third Party Claim, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third Party Claim without the consent of the Indemnitee; provided that consent from the Indemnitee shall not be required if such settlement contains a full and unconditional release of the Indemnitee and does not permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against any Indemnitee.
          (g) Except as may otherwise be specifically provided for in the Ancillary Agreements and except as set forth in Sections 10.02 (d) and (f) hereof, the indemnification provisions of this ARTICLE VII shall be the sole and exclusive remedy of the Parties for any failure by the other Party to perform and comply with any covenants and agreements in this Agreement and any other dispute, controversy or claim (whether arising in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with, this Agreement or any Ancillary Agreement or Continuing Arrangement, or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the Demerger Effective Time), between or among any member of the Cadbury plc Group, on the one hand, and any member of the DPS Group, on the other hand.
          Section 7.05 Cooperation in Defense and Settlement. CS and DPS agree that, from and after the Demerger Effective Time, if an Action is commenced by a third party (or any member of either Party’s respective Group) with respect to which one or both Parties (or any member of either Party’s respective Group) is a nominal defendant and/or such Action is otherwise not a Liability allocated to such named Party under this Agreement or any Ancillary Agreement or Continuing Arrangement, then the other Party shall use commercially reasonable efforts to cause such nominal defendant to be removed from such Action.
          Section 7.06 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.
          (a) Any Indemnifiable Loss subject to indemnification or contribution pursuant to this ARTICLE VII will be calculated (i) net of Insurance Proceeds received by the Indemnitee that actually reduce the amount of the Indemnifiable Loss, and (ii) net of any proceeds received by the Indemnitee from any third party for indemnification for such Liability that actually reduce the amount of the Indemnifiable Loss (“Third Party Proceeds”). If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Indemnifiable Loss (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third Party Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.
          (b) Any insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification and contributions provisions hereof, have any subrogation rights with respect thereto. The Indemnitee shall use reasonable best efforts to seek to collect or recover any third party Insurance Proceeds and any Third Party Proceeds (other than Insurance Proceeds under an arrangement where future premiums are adjusted to reflect prior claims in excess of prior premiums) to which the Indemnitee is entitled in connection with any Indemnifiable Loss for which the Indemnitee seeks contribution or indemnification pursuant to this ARTICLE VII (it being understood that the obligation to use reasonable best efforts to collect or recover any third party Insurance Proceeds or Third Party Proceeds shall not require the Indemnitee to commence any litigation proceedings against any such third party); provided that the Indemnitee’s inability to collect or recover any such Insurance Proceeds or Third Party Proceeds shall not limit the Indemnifying Party’s obligations hereunder.
          (c) CS and DPS agree that any indemnification payment made pursuant to this ARTICLE VII shall be paid free and clear of any Tax deduction or withholding. If any deduction or withholding is required by applicable Law to be made from any indemnification payment made pursuant to this ARTICLE VII, the amount of the payment will be increased by such additional amount as is necessary to ensure that the net amount received by the Indemnitee (after taking account of all such deductions and withholdings) is equal to the amount which it would have received had the payment in question not been subject to any deductions or withholdings. Notwithstanding the foregoing, the Parties agree to use commercially reasonable efforts (to the extent such efforts will not result in materially adverse consequences to a Party) to mitigate or avoid such deductions and withholdings.
          (d) Any indemnification payment made under this ARTICLE VII will be subject to adjustment for certain net Tax benefits and net Tax costs attributable to such indemnification payment (including gross-up) and to amounts indemnified against as provided in the Tax Sharing Agreement.
          Section 7.07 Additional Matters; Survival of Indemnities.
          (a) The indemnity and contribution agreements contained in this ARTICLE VII shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; (ii) any knowledge prior to the date hereof by the Indemnitee of Indemnifiable Losses for which it might be entitled to indemnification or contribution hereunder; and (iii) any termination of this Agreement.
          (b) The rights and obligations of each Party and their respective Indemnitees under this ARTICLE VII shall survive the sale or other Transfer by any Party or its respective Subsidiaries of any Assets or businesses or the assignment by it of any Liabilities.
ARTICLE VIII
ACCESS TO RECORDS; ACCESS TO INFORMATION; LEGAL AND OTHER MATTERS
          Section 8.01 Provision of Corporate Records. Other than in circumstances in which indemnification is or may be sought pursuant to ARTICLE VII (in which event the provisions of such Article will govern), and subject to appropriate restrictions for privileged or Confidential Information:
          (a) After the Distribution Date until the earlier of (i) the seventh anniversary of the Distribution Date or (ii) the date on which CS is entitled to destroy Information related to the period prior to the Distribution Date pursuant to its record retention policies, upon the prior written request by DPS for specific and identified Information which relates to (i) DPS (or a member of its Group) or the conduct of the Beverages Business prior to the Distribution Date, or (ii) any Ancillary Agreement or Continuing Arrangement to which CS and DPS (or any member of their respective Groups) are parties, CS shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such documents (or the originals thereof if the Party making the request has a reasonable need for such originals) in the possession or control of CS or any of its Affiliates or Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of the requesting Party. CS shall notify DPS at least 90 days in advance of destroying any such Information in order to provide DPS the opportunity to access such Information in accordance with this Section 8.01(a) and if DPS fails to request that such Information be delivered to them, at their expense, within 90 days after receipt of such notice, CS may destroy such Information.
          (b) After the Distribution Date until the earlier of (i) the seventh anniversary of the Distribution Date or (ii) the date on which DPS is entitled to destroy Information related to the period prior to the Distribution Date pursuant to its record retention policies, upon the prior written request by CS for specific and identified Information which relates to (i) CS (or a member of its Group) or the conduct of the Cadbury plc Business, prior to the Distribution Date, or (ii) any Ancillary Agreement or Continuing Arrangement to which DPS and CS (or a member of their respective Groups) are parties, as applicable, DPS shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such documents (or the originals thereof if the Party making the request has a reasonable need for such originals) in the possession or control of DPS or any of its Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of the requesting Party. DPS shall notify CS at least 90 days in advance of destroying any such Information in order to provide CS the opportunity to access such Information in accordance with this Section 8.01(b) and if CS fails to request that such Information be delivered to them, at their expense, within 90 days after receipt of such notice, DPS may destroy such Information.
          Section 8.02 Access to Information. Other than in circumstances in which indemnification is sought pursuant to ARTICLE VII (in which event the provisions of such Article will govern), from the Distribution Date and for so long as any access is required pursuant to Section 8.01, each of CS and DPS shall afford to the other and its authorized accountants, counsel and other designated representatives reasonable access during normal business hours, subject to appropriate restrictions for privileged or Confidential Information and to preserve the completeness and integrity of the Information, to the personnel, properties, and Information of such Party and its Subsidiaries insofar as such access is reasonably required by the other Party and relates to (x) such other Party or the conduct of its business prior to the Demerger Effective Time or (y) any Ancillary Agreement or Continuing Arrangement. Nothing in this Section 8.02 shall require any Party to violate any agreement with any third party regarding the confidentiality of Confidential Information relating to that third party or its business; provided, however, that in the event that a Party is required to disclose any such Information, such Party shall use commercially reasonable efforts to seek to obtain such third party Consent to the disclosure of such Information.
          Section 8.03 Disposition of Information.
          (a) Each Party acknowledges that Information in its or in a member of its Group’s possession, custody or control as of the Demerger Effective Time may include Information owned by the other Party or a member of such Party’s Group and not related to (i) its Group or its business or (ii) any Ancillary Agreement to which it or any member of its Group is a Party.
          (b) Notwithstanding such possession, custody or control, such Information shall remain the property of such other Party or member of such other Party’s Group. Each Party agrees (i) that any such Information is to be treated as Confidential Information of the Party or Parties to which it relates and handled in accordance with Section 8.07 (except that such Information will not be used for any purpose other than a purpose permitted under this Agreement) and (ii) following a reasonable request from the other Party, subject to applicable Law, use commercially reasonable efforts within a reasonable time to (1) purge such Information from its databases, files and other systems and not retain any copy of such Information (including, if applicable, by transferring such Information to the Party to which such Information belongs), or (2) if such purging is not practicable, to encrypt or otherwise make unreadable or inaccessible such Information.
          Section 8.04 Witness Services. At all times from and after the Distribution Date, each of CS and DPS shall use its commercially reasonable efforts to make available to the other, upon reasonable written request, its and any member of its Group’s officers, directors, employees and agents as witnesses to the extent that (i) such Persons may reasonably be required to testify in connection with the prosecution or defense of any Action in which the requesting Party may from time to time be involved (except for claims, demands or Actions between members of each Group) and (ii) there is no conflict of interest in the underlying Action between the requesting Party and CS and DPS, as applicable; provided that the existence of a claim for indemnification under ARTICLE VII shall not in and of itself be deemed a conflict of interest. A Party providing a witness to the other Party under this Section shall be entitled to receive from the recipient of such services, upon the presentation of invoices therefor, payments for such amounts, relating to disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees who are witnesses or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as witnesses), as may be reasonably incurred and properly paid under applicable Law.
          Section 8.05 Reimbursement; Other Matters. Except to the extent otherwise contemplated by this Agreement, any Ancillary Agreement or any Continuing Arrangement, a Party providing Information or access to Information to the other Party under this ARTICLE VIII shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses, as may be reasonably incurred in providing such Information or access to such Information.
          Section 8.06 Confidentiality. Notwithstanding any termination of this Agreement, the Parties shall hold, and shall cause each of the members of their respective Groups to hold, and shall each cause their respective officers, employees, agents, consultants, representatives and advisors to hold, in strict confidence, and not to disclose or release or use, without the prior written consent of the other Party, any and all Confidential Information concerning the other Party; provided that the Parties may disclose, or may permit disclosure of, Confidential Information (i) to their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such Information and are informed of their obligation to hold such Information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if the Parties or any member of their respective Groups are required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule, (iii) as required in connection with any legal or other proceeding by one Party against the other Party, or (iv) as necessary in order to permit a Party to prepare and disclose its financial statements, Tax Returns or other required disclosures. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, each Party, shall promptly notify the other of the existence of such request or demand and shall provide the other a reasonable opportunity to seek an appropriate protective order or other remedy, which such Parties will cooperate in obtaining. In the event that such appropriate protective order or other remedy is not obtained, the Party whose Confidential Information is required to be disclosed shall or shall cause the other Party to furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such Information.
          Section 8.07 Privileged Matters.
          (a) The Parties recognize that certain legal and other professional services (both internal and external) have been and will be provided prior to and after the Distribution Date and have been and will be rendered for the collective benefit of each of the members of the Cadbury plc Group and the DPS Group, and that each of the members of the Cadbury plc Group and the DPS Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under applicable Law;provided that with respect to such services the Parties agree as follows:
     (i) the Parties shall not be entitled to assert privilege with respect to such legal and other professional services provided prior to the Distribution Date against the other Party or any member of the other Party’s Group;
     (ii) CS shall be entitled, on behalf of itself or any member of the Cadbury plc Group, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information to the extent relating to the Cadbury plc Business, whether or not the privileged information is in the possession of or under the control of CS or DPS. CS shall also be entitled, on behalf of itself or any member of the Cadbury plc Group, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting Cadbury plc Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by any member of the Cadbury plc Group, whether or not the privileged information is in the possession of or under the control of CS or DPS;
     (iii) DPS shall be entitled, on behalf of itself or any member of the DPS Group, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information to the extent relating to the Beverages Business, whether or not the privileged information is in the possession of or under the control of CS or DPS. DPS shall also be entitled, on behalf of itself or any member of the DPS Group, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting Beverages Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by any member of the DPS Group, whether or not the privileged information is in the possession of or under the control of CS or DPS; and
     (iv) the Parties shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 8.07, with respect to all privileges not allocated pursuant to the terms of Section 8.07(a)(ii) and (iii). All privileges relating to any claims, proceedings, litigation, disputes, or other matters which involve members of both the Cadbury plc Group and the DPS Group in respect of which such Parties retain any responsibility or Liability under this Agreement, shall be subject to a shared privilege among them.
          (b) No Party may waive any privilege which could be asserted under any applicable Law, and in which the other Party has a shared privilege, without the consent of the other Party, which shall not be unreasonably withheld or delayed or as provided in Section 8.07(c) or Section 8.07(d) below. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within 10 Business Days after notice upon the other Party requesting such consent.
          (c) In the event of any litigation or dispute between or among the Parties, or any members of their respective Groups, either Party may waive a privilege in which the other Party or member of such Group has a shared privilege, without obtaining the consent of the other Party; provided that such waiver of a shared privilege shall be effective only as to the use of Information with respect to the litigation or dispute between the relevant Parties and/or the applicable members of their respective Group’s, and shall not operate as a waiver of the shared privilege with respect to third parties.
          (d) If a dispute arises between or among the Parties or any member of their respective Groups regarding whether a privilege should be waived to protect or advance the interest of any Party, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Party, and shall not unreasonably withhold consent to any request for waiver by another Party. Each Party specifically agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests.
          (e) Upon receipt by any Party or by any member of a Party’s Group of any subpoena, discovery, court order or other request which arguably calls for the production or disclosure of Information subject to a shared privilege or as to which another Party has the sole right hereunder to assert a privilege, or if any Party obtains knowledge that any of its or any member of its Group’s current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which arguably calls for the production or disclosure of such privileged Information, such Party shall promptly notify the other Party of the existence of the request and shall provide the other Party a reasonable opportunity to review the Information and to assert any rights it or they may have under this Section 8.07 or otherwise to prevent the production or disclosure of such privileged Information.
          Section 8.08 Ownership of Information.

          (a) Any information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to this ARTICLE VIII shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.
          (b) Any Information provided by or on behalf of or made available by or on behalf of the other Party hereto pursuant to this ARTICLE VIII shall be on an “as is,” “where is” basis and no Party is making any representation or warranty with respect to such Information or the completeness thereof.
          Section 8.09 Other Agreements. Except as otherwise provided in Section 8.06, Sections 8.01 through 8.08 and 8.10 shall not apply with respect to Information, Records, actions and other matters relating to Tax matters, all of which shall be governed by the Tax Sharing Agreement.
          Section 8.10 Control of Legal Matters.
          (a) General. (i) On or prior to the Distribution Date, CS shall assume (or, as applicable, retain), or cause the applicable member of the Cadbury plc Group to assume (or, as applicable, retain) control of each of the Cadbury plc Litigation Matters, and CS shall use its reasonable best efforts to have a member of the Cadbury plc Group substituted for any member of the DPS Group named as a defendant in any such Cadbury plc Litigation Matters; provided, however, that no member of the Cadbury plc Group shall be required to make any such effort if the removal of any member of the DPS Group would jeopardize insurance coverage or rights to indemnification from third parties applicable to such Cadbury plc Litigation Matters.
     (ii) On or prior to the Distribution Date, DPS shall assume (or, as applicable, retain), or cause the applicable member of the DPS Group to assume (or, as applicable, retain) control of each of the Beverages Litigation Matters, and DPS shall use its reasonable best efforts to have a member of the DPS Group substituted for any member of the Cadbury plc Group named as a defendant in any such Beverages Litigation Matters; provided, however, that no member of the DPS Group shall be required to make any such effort if the removal of any member of the Cadbury plc Group would jeopardize insurance coverage or rights to indemnification from third parties applicable to such Beverages Litigation Matters.
          (b) Except as provided in Section 8.10(a), after the Distribution Date, the Parties hereto agree that with respect to all Actions commenced against any member of the Cadbury plc Group, any member of the DPS Group or members of both Groups relating to events that take place before, on or after the Distribution Date, such demands, claims or Actions shall be controlled by:
     (i) A member of the Cadbury plc Group, if such Action relates solely to the Cadbury plc Assets, Cadbury plc Liabilities or Cadbury plc Business (as the Cadbury plc Business is conducted after the Distribution Date) (a “Future Cadbury plc Litigation Matter”), and CS shall use its reasonable best efforts to have a member of the Cadbury plc Group substituted for any member of the DPS Group which may be named as a defendant in such Future Cadbury plc Litigation Matter; provided, however, that no member of the Cadbury plc Group shall be required to make any such effort if the removal of any member of the DPS Group would jeopardize insurance coverage or rights to indemnification from third parties applicable to such Future Cadbury plc Litigation Matter;
     (ii) A member of the DPS Group, if such claim, demand or Action relates solely to the Beverages Assets, Beverages Liabilities or Beverages Business (as the Beverages Business is conducted after the Distribution Date) (a “Future Beverages Litigation Matter”), and DPS shall use its reasonable best efforts to have a member of the DPS Group substituted for any member of the Cadbury plc Group which may be named as a defendant in such Future Beverages Litigation Matter; provided, however, that no member of the DPS Group shall not be required to make any such effort if the removal of any member of the Cadbury plc Group would jeopardize insurance coverage or rights to indemnification from third parties applicable to such Future Beverages Litigation Matter; and
     (iii) Except as provided in subparagraphs (i) or (ii) above, or as may be otherwise agreed by DPS and CS, a member of each of the DPS Group and the Cadbury plc Group jointly if (A) members of both Groups jointly operate or operated at the relevant time the Business to which such Action relates or such Action relates to both the Cadbury plc Assets, Cadbury plc Liabilities or Cadbury plc Business and the Beverages Assets, Beverages Liabilities or Beverages Business, (B) an Action arises from or relates to any Disclosure Document or any other document filed with any Governmental Authority (including the SEC or the FSA) at or prior to the Distribution Date by CS, Cadbury plc or DPS in connection with the Distribution, (C) an Action is brought by or on behalf of the current or former stockholders of CS, Cadbury plc or DPS and relates to any filing by CS, Cadbury plc or DPS with the SEC or the FSA other than those described in clause (B), (D) an Action is brought by any person against CS, Cadbury plc or DPS with respect to the Distribution, (the matters in clauses (A) through (D) being “Future Joint Litigation Matters”); provided, however, that no member of either Group may settle a Future Joint Litigation Matter without the prior written consent of the members of the other Group named or involved in such Future Joint Litigation Matter, which consent shall not be unreasonably withheld or delayed; provided further that either party may settle a Future Joint Litigation matter if such settlement is for money only and provides a full release from any liability under such Future Joint Litigation Matter for the other party and, as applicable, the members of the other party’s Group.
          (c) Claims Against Third Parties. Actions by any member of either Group against third parties, and any proceeds or other benefits that may be received as a result of such Actions and any Liabilities arising out of or resulting from such Actions, that are (i) listed in Schedule 8.10(c)(i) or that relate to the Cadbury plc Business and not to the Beverages Business shall be the property of the applicable member of the Cadbury plc Group (“Cadbury plc Claims”), (ii) listed in Schedule 8.10(c)(ii) or that relate to the Beverages Business and not to the Cadbury plc Business shall be the property of the applicable member of the DPS Group (“Beverages Claims”), and (iii) listed in Schedule 8.10(c)(iii) or that relate to both the Cadbury plc Business and the Beverages Business shall be the property of, and shall be shared by, CS and DPS in proportion to their respective interests (“Joint Cadbury plc and Beverages Claims”).
          (d) Retention of Counsel. The parties hereto agree that attorneys who have worked for any member of the Cadbury plc Group or any member of the DPS Group prior to the Distribution Date are not conflicted from representing any members of the Cadbury plc Group or the DPS Group, except to the extent such representation is adverse to a member of the other Group.
          (e) Notice to Third Parties; Service of Process; Cooperation.
     (i) To the extent necessary, to effectuate the provisions in this Agreement, CS and DPS shall cause the members of their respective Groups to promptly notify their respective agents for service of process and all other necessary parties, including plaintiffs and courts and shall provide instructions for proper service of legal process and other documents.
     (ii) Each Party shall, and shall cause the members of its respective Groups to, attempt in good faith to not accept service on behalf of any member of the other Party’s Group, and shall, and shall cause the members of their respective Groups to, use their reasonable best efforts to deliver to each other any legal process or other documents incorrectly delivered to them or their agents as soon as possible following receipt.
          (f) Nothing in this Section 8.10 shall effect in any way the indemnification provisions in ARTICLE VII or the allocation of Liabilities between the Parties under this Agreement.
ARTICLE IX
INSURANCE
          Section 9.01 Policies and Rights Included Within Assets. The Beverages Assets shall include (i) any and all rights of an insured Party under each of the Beverages Shared Policies, subject to the terms of such Beverages Shared Policies and any limitations or obligations of DPS contemplated by this ARTICLE IX, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all alleged wrongful acts, claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses incurred or claimed to have been incurred prior to the Distribution Date by any Party in connection with the conduct of the Beverages Business or, to the extent any claim is made against DPS or any of its Subsidiaries or conduct of the Cadbury plc Business, and which alleged wrongful acts, claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses may arise out of an insured or insurable event, occurrence or wrongful act under one or more of such Beverages Shared Policies; provided, however, that nothing in this clause shall be deemed to constitute (or to reflect) an assignment of such Beverages Shared Policies, or any of them, to DPS, and (ii) the Beverages Policies.

          Section 9.02 Administration; Other Matters.
          (a) Administration. Except as otherwise provided in Section 9.02 hereof, from and after the Demerger Effective Time, CS shall be responsible for (i) Insurance Administration of the Beverages Shared Policies; and (ii) Claims Administration under such Beverages Shared Policies with respect to Cadbury plc Liabilities and (iii) reasonable oversight of Claims Administration by DPS under such Beverages Shared Policies with respect to Beverages Liabilities; provided that the retention of such responsibilities by CS is in no way intended to limit, inhibit or preclude any right to insurance coverage for any Beverages Shared Policy Insured Claim of a named insured under such Policies as contemplated by the terms of this Agreement; provided further that CS’ retention of the administrative responsibilities for the Beverages Shared Policies shall not relieve the Party submitting any Beverages Shared Policy Insured Claim of the primary responsibility for reporting such Beverages Shared Policy Insured Claim accurately, completely and in a timely manner or of such Party’s authority to settle any such Beverages Shared Policy Insured Claim within any period permitted or required by the relevant Policy. CS may discharge its administrative responsibilities under this Section 9.02 by contracting for the provision of services by independent parties. Each of the applicable Parties shall pay any costs relating to defending its respective Beverages Shared Policy Insured Claims under Beverages Shared Policies to the extent such costs including defense, out-of-pocket expenses, and direct and indirect costs of employees or agents of CS related to Claims Administration and Insurance Administration are not covered under such Policies.
          (b) Claims Under Beverages Shared Policies. Where Beverages Liabilities are specifically covered under the same Beverages Shared Policy for periods prior to the Distribution Date, or where such Beverages Shared Policies cover claims made after the Distribution Date with respect to an occurrence or wrongful act prior to the Distribution Date, then from and after the Distribution Date, DPS may claim coverage for Beverages Shared Policy Insured Claims under such Beverages Shared Policy as and to the extent that such insurance is available up to the full extent of the applicable limits of liability of such Beverages Shared Policy (and may receive any Insurance Proceeds with respect thereto as contemplated by Section 9.02(c) hereof), subject to the terms of this Section 9.02. Except as set forth in this Section 9.02, no member of the Cadbury plc Group or the DPS Group, as applicable, shall be liable to a member of the other Party’s Group for claims not reimbursed by insurers for any reason not within the control of a member of the Cadbury plc Group or the DPS Group, as the case may be, including coinsurance provisions, deductibles, quota share deductibles, self-insured retentions, bankruptcy or insolvency of an insurance carrier, Beverages Shared Policy limitations or restrictions, any coverage disputes, any failure to timely claim by a member of the Cadbury plc Group or the DPS Group or any defect in such claim or its processing. It is expressly understood that the foregoing shall not limit any Party’s liability to the other Party for indemnification pursuant to ARTICLE VII.
          (c) Allocation of Insurance Proceeds. Except as otherwise provided in Section 9.02, Insurance Proceeds received with respect to claims, costs and expenses under the Beverages Shared Policies shall be paid to or on behalf of CS, which shall thereafter administer the Beverages Shared Policies by paying the Insurance Proceeds, as appropriate, to CS with respect to Cadbury plc Liabilities and to DPS with respect to Beverages Liabilities, net of the reasonable, documented out-of-pocket costs incurred by CS in administering the applicable claim (it being understood that such costs shall fairly reflect the costs to CS of providing such administrative services, including the costs incurred by CS in respects of any increased premiums resulting from any such claims on such Beverages Shared Policy and a reasonable allocation for salary, wages, benefits, Taxes and other expenses directly attributable thereto and without any markup for profit). CS will provide documentation of any reasonable out-of-pocket costs incurred at the time of payment of the allocable portions of the indemnity costs and Insurance Proceeds to DPS. Payment of the allocable portions of indemnity costs of Insurance Proceeds resulting from such Policies will be made by CS to the appropriate Party upon receipt from the insurance carrier. Each Party agrees to obtain for itself and each member of its Group insurance policies (in forms and amounts determined by that Party), which shall be effective as of the Distribution Date, to cover any Cadbury plc Liabilities or Beverages Liabilities, as applicable, that exceed the Insurance Proceeds available from such Beverages Shared Policies. Each of the Parties agrees to use commercially reasonable efforts to maximize available coverage under those Beverages Shared Policies applicable to it, and to take all commercially reasonable steps to recover from all other responsible parties in respect of an Beverages Shared Policy Insured Claim to the extent coverage limits under a Beverages Shared Policy have been exceeded or would be exceeded as a result of such Beverages Shared Policy Insured Claim (it being understood that the obligation to use commercially reasonable efforts to recover from all other responsible parties in respect of a Beverages Shared Policy Insured Claim shall not require any Party to commence any litigation proceedings against any such other responsible party).
          Section 9.03 Agreement for Waiver of Conflict and Shared Defense. In the event that Beverages Shared Policy Insured Claims of both Parties exist relating to the same occurrence, the Parties shall jointly defend and waive any conflict of interest necessary to the conduct of the joint defense. Nothing in this ARTICLE IX shall be construed to limit or otherwise alter in any way the obligations of the Parties to this Agreement, including those created by this Agreement, by operation of Law or otherwise.
ARTICLE X
DISPUTE RESOLUTION
          Section 10.01 Disputes. Except as otherwise specifically provided in any Ancillary Agreement or Continuing Arrangement (the terms of which, to the extent so provided therein, shall govern the resolution of disputes, controversies or claims that are the subject of such Ancillary Agreement or Continuing Arrangement), the procedures for discussion, negotiation and arbitration set forth in this ARTICLE X shall apply to all disputes, controversies or claims (whether arising in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with, this Agreement or any Ancillary Agreement or Continuing Arrangement, or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the Demerger Effective Time), between or among any member of the Cadbury plc Group, on the one hand, and any member of the DPS Group, on the other hand (collectively, “Agreement Disputes”).
          Section 10.02 Dispute Resolution.
          (a) CS and DPS will use their respective commercially reasonable efforts to resolve expeditiously any Agreement Dispute on a mutually acceptable negotiated basis. In furtherance of the foregoing, any member of the DPS Group or the Cadbury plc Group involved in an Agreement Dispute may deliver a notice (an “Escalation Notice”) demanding an in-person meeting involving senior level management representatives of Cadbury plc and DPS (or, if CS and DPS agree, of the appropriate strategic business unit or division within each such entity). A copy of any such Escalation Notice shall be given to the Chief Legal Officer of each of Cadbury plc and DPS (which copy shall state that it is an Escalation Notice pursuant to this Section 10.02). Any agenda, location or procedures for such discussions or negotiations between CS and DPS may be established by CS and DPS from time to time; provided, however, that the representatives of Cadbury plc and DPS shall use their reasonable efforts to meet within 30 days of the Escalation Notice.
          (b) If the senior level management representatives of Cadbury plc and DPS are not able to resolve the Agreement Dispute within 30 days after the date of receipt of the Escalation Notice (or such shorter time as is necessary to avoid immediate irreparable injury), then the Agreement Dispute shall be submitted to the chief executive officers of both Cadbury plc and DPS.
          (c) If CS and DPS are not able to resolve the Agreement Dispute through the processes set forth in subsections (a) and (b) of this Section 10.02 within 60 days after the date of the Escalation Notice, such Agreement Dispute shall be determined, at the request of either CS or DPS by arbitration, which shall be conducted (i) by three arbitrators, consisting of one arbitrator appointed by CS, one arbitrator appointed by DPS and a third arbitrator appointed by the two arbitrators appointed by CS and DPS or, if the arbitrators appointed by CS and DPS cannot agree on a third arbitrator, the third arbitrator shall be appointed by the chief executive officers of both CS and DPS, and (ii) in accordance with the Commercial Rules of the American Arbitration Association (except with respect to the selection of arbitrators) in effect at the time of filing of the demand for arbitration.
          (d) The decision of the arbitrators (which, notwithstanding any other provision of this Agreement to the contrary, may include an order to specifically perform any provision of this Agreement) shall be final and binding upon the Parties hereto, and the expense of the arbitration (including the award of attorneys’ fees to the prevailing party) shall be paid as the arbitrators determine. The decision of the arbitrators shall be executory, and judgment thereon may be entered by any court of competent jurisdiction. The seat of the arbitration shall be New York, New York.
          (e) The existence of, and any discussions, negotiations, arbitrations or other proceedings relating to, any Agreement Dispute shall be considered by each Party hereto as Confidential Information until such time as a judgment thereon is entered in a court of competent jurisdiction.
          (f) Notwithstanding anything contained in this Agreement to the contrary, no member of the DPS Group and no member of the Cadbury plc Group shall have the right to institute judicial proceedings against the other Party or any Person acting by, through or under such other Party, in order to enforce the instituting Party’s rights hereunder, except that any such member shall be permitted to seek an injunction in aid of arbitration with respect to an Agreement Dispute to preserve the status quo during the pendency of any arbitration proceeding pursuant to paragraph (c) of this Section 10.02. All judicial proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan in The City of New York.

          Section 10.03 Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this ARTICLE X with respect to all matters not subject to such Agreement Dispute.
ARTICLE XI
TERMINATION
          Section 11.01 Termination. This Agreement may be terminated and the Distribution may be abandoned at any time prior to the Distribution Date by and in the sole discretion of CS.
          Section 11.02 Effect of Termination. In the event of termination of this Agreement in accordance with Section 11.01, this Agreement shall forthwith become void and there shall be no Liability on the part of either Party hereto.
          Section 11.03 Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Parties hereto or (b) by a waiver in accordance with Section 11.04.
          Section 11.04 Waiver. Either Party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other Party and (b) waive compliance with any of the agreements of the other Party or conditions to such Party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either Party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.
ARTICLE XII
MISCELLANEOUS
          Section 12.01 Limitation of Liability. IN NO EVENT SHALL ANY MEMBER OF THE CADBURY PLC GROUP OR THE DPS GROUP BE LIABLE TO ANY MEMBER OF THE DPS GROUP OR THE CADBURY PLC GROUP, RESPECTIVELY, FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EACH PARTY’S

INDEMNIFICATION OBLIGATIONS FOR LIABILITIES TO THIRD PARTIES AS SET FORTH IN ARTICLE VII.
          Section 12.02 Expenses. Notwithstanding anything in this Agreement or in any Ancillary Agreement to the contrary, all DPS Transaction Costs shall be borne by DPS and all Transaction Costs shall be borne by CS.
          Section 12.03 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective Parties hereto at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 12.03):
(a)	if to Cadbury plc or CS:

Cadbury plc 25 Berkeley Square London W1J 6HB Facsimile: 44-20-7830-5015 Attention: Henry Udow, Esq. Chief Legal Officer

with a copies to:

Shearman & Sterling LLP 599 Lexington Avenue New York, NY 10022-6069 Telecopy: (212) 848-7179 Attention: Creighton O’M. Condon, Esq. Scott Petepiece, Esq.

and

Slaughter and May One Bunhill Row London EC1Y 8YY Facsimile: 44-20-7090-5000 Attention: Tim Boxell

(b)	if to DPS:

5301 Legacy Drive Plano, TX 75024 Facsimile: (972) 673-8130 Attention: James L. Baldwin, Jr. General Counsel

          Section 12.04 Public Announcements. Following the Demerger Effective Time, neither Party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other Party unless otherwise required by Law or applicable stock exchange regulation, and the Parties to this Agreement shall cooperate as to the timing and contents of any such press release or public announcement. The Parties shall use commercially reasonable efforts to agree on the timing and content of any announcement or communication relating to the financial results and/or results of operations of the quarters ending March 31, 2008 and June 30, 2008 for DPS and the period ending June 30, 2008 for Cadbury plc.
          Section 12.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either Party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.
          Section 12.06 Entire Agreement. This Agreement, the Ancillary Agreements and the Transfer Documents constitute the entire agreement of the Parties hereto and their Affiliates with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Parties hereto with respect to the subject matter hereof and thereof.
          Section 12.07 Assignment. This Agreement may not be assigned by a Party hereto without the consent of the other Party hereto; provided that a merger shall not be deemed to be an assignment under this Agreement; and provided further, that any Party may assign this Agreement or any of its rights and obligations hereunder to one or more Affiliates of such Party without the consent of the other Party provided that no such assignment shall relieve the assignor of any of its obligations hereunder.
          Section 12.08 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns, and nothing herein, express or implied (including the provisions of ARTICLE VII relating to indemnified parties), is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
          Section 12.09 Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein means United States dollars and all payments hereunder shall be made in United States dollars unless otherwise mutually agreed upon by the Parties.
          Section 12.10 Tax Matters. Except as otherwise specifically provided herein, this Agreement (including ARTICLE VII (other than Section 7.06)) shall not govern Tax matters,

which shall be governed by the Tax Sharing Agreement.
          Section 12.11 Employee Matters. Except as otherwise provided herein and not inconsistent with the Employee Matters Agreement, this Agreement shall not govern any employee matters, which shall be exclusively governed by the Employee Matters Agreement.
          Section 12.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
          Section 12.13 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.13.
          Section 12.14 Survival of Covenants. Except as expressly set forth in any Ancillary Agreement, the covenants and agreements contained in this Agreement and each Ancillary Agreement, and Liability for the breach of any obligations contained herein or therein, shall survive the Distribution Date and shall remain in full force and effect.
          Section 12.15 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or portable document format (“.pdf”)) in counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.
[Remainder of page intentionally left blank]

          IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CADBURY SCHWEPPES PLC
By
Name:
Title:

DR PEPPER SNAPPLE GROUP, INC.
By
Name:
Title:

CADBURY PLC, solely for the purposes of Sections 4.01(a) and (b) and Section 5.03
By:
Name:
Title: